Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-286881 and 333-286881-02

The information in this preliminary prospectus supplement and the prospectus to which it relates is not complete and may be changed. This preliminary prospectus supplement and the prospectus to which it relates are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement, dated SEPTEMBER 2, 2025

PROSPECTUS SUPPLEMENT

(To prospectus dated April 30, 2025)

Suzano Netherlands B.V.

US$                  % Global Notes due

UNCONDITIONALLY GUARANTEED BY

Suzano S.A.

Suzano Netherlands B.V. (“Issuer”) is offering US$             aggregate principal amount of its     % Global Notes due (the “Notes”).

The Notes will mature on         , (the “Maturity Date”). The Notes will bear interest at a rate of         % per annum. Interest on the Notes will be paid semi-annually on          and          of each year, beginning         , 2026.

The Issuer will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the Notes.

The Issuer may, at its option, prior to           ,  , redeem the notes, in whole or in part, at any time, by paying the greater of (i) 100% of the principal amount of the notes and (ii) the applicable “make-whole” amount, plus, in each case, accrued and unpaid interest. Beginning on           ,   , the issuer may redeem, in whole or in part, the notes at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest. Upon the imposition of certain withholding taxes, the Issuer may also redeem the Notes in whole, but not in part, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

The Notes will be unsecured obligations of the Issuer and will rank equally with the Issuer’s unsecured senior indebtedness. Suzano S.A. (“Suzano”) may assume the obligations of the Issuer under the Notes as described under “Description of the Notes—Assumption by Guarantor of Issuer’s Obligations under the Notes.” The guarantee will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of Suzano. The Notes will be issued only in registered form in minimum denominations of US$1,000 and integral multiples thereof.

The Issuer intends to apply to list the Notes issued hereby on the New York Stock Exchange.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	US$
Underwriting discount		%	US$
Proceeds, before expenses, to the Issuer		%	US$

(1)            Plus accrued interest, if any, from         , 2025, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Prohibition of sales to EEA retail investors: The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2(e) of Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing packaged retail and insurance based investment or otherwise making them available to retail investors in the EEA has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors – The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of assimilated law by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), and any rules or regulations made thereunder to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of assimilated law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of assimilated law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering, selling or distributing packaged retail and insurance based investment products or otherwise making them available to retail investors in the UK has been prepared, and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. References in this section titled “Prohibition of sales to UK retail investors” to UK legislation include any successor legislation to that legislation.

The Notes will be ready for delivery in book-entry form through The Depository Trust Company (“DTC”) and its participants, including Euroclear and Clearstream, on or about      , 2025.

Global Coordinators and Joint Bookrunners

BNP PARIBAS	BofA Securities	Itaú BBA	J.P. Morgan	Mizuho	Rabo Securities

Joint Bookrunners

Credit Agricole CIB	Goldman Sachs & Co. LLC	HSBC	MUFG	SAFRA
Santander	Scotiabank	SMBC Nikko	UBS Investment Bank

The date of this prospectus supplement is     , 2025.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any person to give you any other information, and we, and the underwriters, take no responsibility for any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form F-3 (File No. 333-286881) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the Securities and Exchange Commission, or the SEC, on April 30, 2025, and was declared effective on the same date. We have not yet sold any securities under this shelf registration process.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our securities, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated therein by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will control. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these debt securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision. In this prospectus supplement, unless the context otherwise requires, references to “Suzano,” “we,” “us” and “our” refer to Suzano S.A. and its consolidated subsidiaries, taken as a whole, and references to the “Issuer” or “Suzano Netherlands” mean Suzano Netherlands B.V., a wholly owned subsidiary.

Suzano S.A.

With over 100 years of experience, we operate mainly in the pulp (paper grade and fluff) and paper (paperboard, printing and writing and tissue) segments. We believe that we are one of the largest vertically integrated producers of pulp and paper in Latin America and, according to Hawkins Wright, we were the largest producer of eucalypt pulp in the world and virgin market pulp in the world in 2024. Brazil has one of the lowest costs of pulp production in the world. We believe our modern technology of plantation and harvesting and our strategic location for plantation facilities are among our competitive strengths. We believe we are one of Brazil’s largest paper producers, and based on data from IBÁ, we accounted for nearly 43% of the printing and writing paper and 25% of the paperboard produced in Brazil in 2024.

Our structure includes administrative offices in Salvador and São Paulo, two integrated pulp and paper production facilities in the state of São Paulo (Suzano and Limeira units), a non-integrated paper production facility in the state of São Paulo (Rio Verde unit), an integrated pulp, paper and tissue facility in the state of Bahia (Mucuri unit), an integrated pulp and tissue facility in the state of Maranhão (Imperatriz unit), two paper facilities in the states of Pará and Ceará (Facepa), and FuturaGene, a biotechnology research and development unit. We also own pulp production facilities in the state of Espírito Santo (Aracruz unit), in the state of São Paulo state (Jacareí Unit), two units in the state of Mato Grosso do Sul (Três Lagoas unit and Ribas do Rio Pardo unit) and 50% equity participation in Veracel together with Stora Enso, an industrial unit located in Eunápolis (in the state of Bahia).

After we completed the acquisition of Kimberly-Clark's Tissue business in Brazil, our structure also includes a tissue facility in the state of São Paulo (Mogi das Cruzes unit). In October 2024, we completed the acquisition of an integrated paper production mill in Pine Bluff and an extrusion facility in Waynesville, in the US. Both assets were previously owned by Pactiv Evergreen. We own one of the largest distribution structures for paper and graphic products in South America, maintain an office in China and have subsidiaries in the United States, the Netherlands, Argentina, and Austria. Our eucalyptus pulp production satisfies 100% of our requirements for paper production, and we sell the remaining production as market pulp. As of December 31, 2024 our total eucalyptus pulp installed capacity was 14.4 million tons per year. The scale of our production capacity, the proximity of our planted forests to our mills and the integration of our pulp and paper production process allow us to benefit from substantial economies of scale and low production costs.

Our Limeira, Suzano, Rio Verde and Jacareí mills are located near the city of São Paulo, the largest consumer market in Brazil according to data from IBÁ and RISI. These mills are located approximately 150 km from the port of Santos, an important export hub. They can supply both domestic and international markets in a competitive manner. Our Mucuri and Aracruz units are focused primarily on export markets. Mucuri is located approximately 250 km from Portocel, a port specialized in exporting pulp located in the state of Espírito Santo, in which Suzano holds a 51% stake, while Aracruz is located only three km from Portocel. The Imperatriz unit, in Maranhão, is also focused primarily on export markets. Its gateway for the external market is the Port of Itaqui, 600 km far from Imperatriz. Exports are carried from our mill to the ports by train, which allows for very competitive transportation costs. The Três Lagoas and Ribas do Rio Pardo unit, in Mato Grosso do Sul, are both focused on export markets, and most of its volume is transported by train to the Port of Santos, where all exporting volumes are shipped. The relatively short distances between our planted forests, our mills and most of our Brazilian customers or export facilities provide us with relatively low transportation costs.

Our shares are traded on the special listing segment of the B3 (Brasil, Bolsa, Balcão), which provides for the highest level of corporate governance in the Brazilian market, and our ADSs are traded on the NYSE.

Joint Venture with K-C

On June 5, 2025 we entered into an agreement with Kimberly-Clark Corporation (“K-C”) for the acquisition of a 51% equity interest in a new company incorporated in the Netherlands (the “Joint Venture”), which will hold the business related to the manufacturing, marketing, distribution, and/or sale of tissue products, such as toilet paper, paper towels, napkins, facial tissues, and other paper-based products (including the “family care” and “professional business” lines) in South America, Central America, Ireland, the United Kingdom, Europe, Africa, the Middle East, Asia, including Southeast Asia and Oceania (“Included Regions”). K-C will own the other 49% equity interest of the Joint Venture and retain its “family care” and “professional business” assets in North America and certain joint ventures held by K-C with third parties in other locations that are outside the scope of the transaction.

The main assets included in the transaction comprise 22 tissue manufacturing facilities located across 14 countries, with a total annual production capacity of approximately 1.0 million tons and commercial operations in more than 70 countries. As part of the transaction, the regional brands currently used by K-C in the Included Regions will be transferred to the Joint Venture and certain global brands currently used by K-C will be licensed to the Joint Venture for use in the Included Regions on a royalty-free, long-term basis. The transaction also includes a call option for us to acquire K-C’s 49% interest in the Joint Venture, exercisable from and after the third anniversary of the closing date, subject to the satisfaction of certain conditions. In certain circumstances, as an exception, we may exercise the call option earlier than the third anniversary.

The purchase price of US$1.734 billion is expected to be paid in cash at the closing of the transaction and is subject to certain adjustments. We expect that the closing of the transaction will occur in mid-2026, subject to the satisfaction of customary closing conditions, including regulatory approvals and the completion of K-C’s reorganization of the business in the Included Regions. The transfer date of certain assets may vary depending on specific requirements and conditions applicable to each jurisdiction.

As a result of the transaction, upon the closing, the parties will enter into a Joint Venture agreement establishing certain rights and obligations related to the management, control, operations, shareholding, and other matters concerning the Joint Venture. From an accounting perspective, we expect to consolidate the Joint Venture as a subsidiary in our consolidated financial statements after closing of the transaction.

The transaction is aligned with our long-term strategy of value-accretive growth with financial discipline, focusing on scalable businesses where we can leverage our competitive strengths. The Joint Venture is expected to combine our industrial expertise and operational management capabilities with K-C’s experience in brand management, marketing, and commercialization of regional and global brands, as well as its expertise in managing operations across multiple regions worldwide.

Suzano Netherlands B.V.

Suzano Netherlands is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, having its registered office at Spaces Zuidas I, Office 4.10, Barbara Strozzilaan 201, 1083 HN Amsterdam, and registered with the trade register of the Dutch chamber of commerce under number 92243207. Suzano Netherlands is a wholly owned finance subsidiary of Suzano S.A., and its corporate object is to raise credit and/or liquid assets, including through the issuance of debt securities, for the purpose of financing the activities of Suzano S.A., its subsidiaries, other affiliates and/or companies in which Suzano S.A. holds a direct or indirect equity interest.

Recent Developments

On August 6, 2025, we signed a wood swap agreement with Eldorado Brasil Celulose S.A. involving 18 million cubic meters of standing wood in Mato Grosso do Sul, under which Suzano will receive mature wood to be harvested between 2025 and 2027 in exchange for immature wood to be delivered between 2028 and 2031. The transaction also includes a payment by us to Eldorado in the amount of R$1.317 billion, of which R$878 million will be paid in 2025 and R$439 million in 2026.

On August 14, 2025, we commenced an offering of R$2 billion in rural product notes (CPR-Fs), in Brazil, in up to three series, to support the formation and preservation of forests. The offering is subject, among other factors, to market conditions and compliance with the applicable contractual, regulatory and normative requirements and was conducted under the automatic registration rite as per CVM regulations. This offering is expected to close by September 16, 2025. On August 18, 2025, our Board of Directors authorized our finance subsidiary, Suzano International Finance B.V., to issue up to RMB 1.5 billion Panda Bonds, guaranteed by us, in China’s interbank bond market, with a maturity of up to five years , which is expected to close in late September 2025. In addition, we have obtained an aggregate amount of R$2,415.3 million in bilateral loans since June 30, 2025 in the ordinary course of business.

On September 2, 2025, our finance subsidiaries Suzano Austria GmbH and Suzano International Finance B.V., our finance subsidiaries, commenced a tender offer for any and all of the outstanding 5.750% Notes due 2026 (the “2026 Notes”) issued by Suzano Austria and 5.500% Notes due 2027, issued by Suzano International Finance (the “2027 Notes”) (the “Tender Offers”). We intend to fund the purchase of the 2026 Notes and 2027 Notes validly tendered and accepted for purchase in the Tender Offers with the net proceeds from this offering, together with available cash as necessary. See “Use of Proceeds.” The Tender Offers are being made solely on the terms and subject to the conditions described in the offer to purchase, dated September 2, 2025, relating to the Tender Offers. We cannot assure you that the Tender Offers will be consummated in accordance with their terms, or at all, or that a significant principal amount of the Tendered Notes will be validly tendered. We intend to redeem any remaining outstanding 2026 Notes and 2027 Notes following the consummation of the Tender Offers, subject to market conditions. The underwriters or their affiliates may hold an interest in the 2026 Notes or 2027 Notes that are the subject of the Tender Offer and that will be repurchased with the proceeds of this offering. Because the underwriters or their affiliates may receive a portion of the proceeds from this offering, the underwriters may be deemed to have a “conflict of interest” with us.

THE OFFERING

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of the Debt Securities” and “Description of the Guarantee” in the accompanying prospectus. In this description of the offering, references to Suzano mean Suzano S.A. only and do not include any of Suzano’s subsidiaries, associated companies or joint ventures. References to the “indenture” are to the Indenture dated as of September 2, 2025 among Suzano Netherlands B.V., as issuer, Suzano S.A., as guarantor, and The Bank of New York Mellon, as trustee, as supplemented by a first supplemental indenture to be entered into by those parties.

Issuer	Suzano Netherlands B.V.
Guarantor	Suzano S.A.
Notes offered	US$ aggregate principal amount of the Issuer’s % Global Notes due .
Guarantee	Suzano will irrevocably and unconditionally guarantee the full and punctual payment of principal, interest, additional amounts and all other amounts that may become due and payable in respect of the Notes.
Issue price	% of the principal amount plus accrued interest from , 2025, if settlement occurs after that date.
Closing date	, 2025.
Maturity date	, .
Interest rate	The Notes will bear interest at the rate of % per annum, based upon a 360-day year consisting of twelve 30-day months.
Interest payment dates	Interest on the Notes will be payable semi-annually on and of each year, beginning , 2026.
Ranking of Notes	The Notes are general senior, unsecured and unsubordinated obligations of the Issuer and are not secured by any collateral. Your right to payment under these Notes will be:
• junior to the rights of secured creditors of the Issuer to the extent of their interest in the Issuer’ assets; and
• equal with the rights of creditors under all of the Issuer’ other unsecured and unsubordinated debt.

Ranking of guarantee	•

The guarantee of the Notes will be general senior, unsecured and unsubordinated obligations of Suzano and are not secured by any collateral. Your right to payment under the guarantee will be equal in right of payment to all other existing and future senior unsecured debt of Suzano subject to certain statutory preferences under applicable law, including labor and tax claims;

	•	senior in right of payment to Suzano’s subordinated debt; and
	•	effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of Suzano’s subsidiaries (other than the Issuer) and jointly controlled companies and to secured debt of Suzano to the extent of the value of the assets securing such secured debt.
Covenants	The indenture governing the Notes contains restrictive covenants that, among other things and subject to certain exceptions, limit the Issuer’s ability to merge or transfer substantially all of its assets and Suzano’s ability to
	•	create liens;
	•	enter into sale and leaseback transactions;
	•	enter into transactions with affiliates; and
	•	consolidate, merge or sell all or substantially all of our assets.

In addition, the indenture, among other things, requires us to provide reports to the Trustee and holders of the Notes.

These covenants are subject to a number of important exceptions, limitations and qualifications. For a more complete description of Suzano and the Issuer’s covenants under the Notes, see “Description of the Notes—Covenants” in this prospectus supplement and “Description of the Debt Securities—Certain Covenants” in the accompanying prospectus.

Events of Default	For a discussion of certain events of default that will permit acceleration of the principal of the Notes plus accrued interest, see “Description of the Notes—Events of Default.”
Further issuances	The Issuer reserves the right, from time to time, without the consent of the holders of the Notes, to issue additional notes on terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the series of Notes offered hereby; provided, however, that any additional notes shall be issued under a separate CUSIP or ISIN number unless such additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or such additional notes are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. The Issuer may also issue other securities under the Indenture which have different terms and conditions from the Notes. Likewise, Suzano has the right, without the consent of the holders, to guarantee any such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.

Substitution of the Issuer	The Issuer may, without the consent of holders of the Notes and subject to certain conditions, be replaced and succeeded by Suzano or any wholly-owned subsidiary of Suzano as principal debtor in respect of the Notes. See “Description of the Notes—Substitution of the Issuer” and “Certain Tax Considerations.”
Payment of additional amounts	The Issuer and Suzano, as applicable, will pay additional amounts in respect of any payments under the Notes so that the amount you receive after withholding tax of Brazil, the Netherlands or a successor jurisdiction, as applicable, will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions as described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.
Optional redemption

Prior to           (the “Par Call Date”), we may redeem the Notes in whole at any time, or in part from time to time, at a redemption price based on a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. At any time on or after the Par Call Date, we may redeem the Notes, in whole or in part at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to such redemption date.

See “Description of the Notes—Optional Redemption—Optional Redemption with a Make-Whole Premium.”

Optional Tax redemption	We may redeem the Notes, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, at any time upon the occurrence of specified events relating to Brazilian, Dutch or other relevant jurisdictions’ tax laws. See “Description of the Notes—Optional Redemption—Optional Tax Redemption.”
Redemption following a Tender Offer

In connection with any tender offer for the notes, in the event that the holders of not less than 85% of the aggregate principal amount of the outstanding notes validly tender and do not validly withdraw notes in such tender offer or a third party purchases all the notes held by such holders, then the issuer will have the right, on not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all of the notes that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer, plus, to the extent not included in the purchase price, accrued and unpaid interest and additional amounts, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

See “Description of the Notes — Redemption — Redemption following a Tender Offer.”

Change of Control	Upon the occurrence of certain change of control events (as defined in the Description of the Notes), the Issuer will be required to offer to purchase each holder’s Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest. See “Description of the Notes—Certain Covenants—Repurchase of Notes upon a Change of Control.”

Concurrent Tender Offer

On September 2, 2025, Suzano Austria and the Issuer commenced a concurrent tender offer for any and all of their respective 2026 Notes and 2027 Notes. The expected expiration date of the Tender Offer is September 8, 2025. The Tender Offer is subject to certain terms and conditions of the Tender Offer, including the pricing of this offering of the Notes on satisfactory terms.

See “Summary—Recent Developments—Tender Offer.”

Use of proceeds	The net proceeds from this offering are expected to be approximately US$ million after deducting estimated expenses and the underwriting discount. We intend to apply such net proceeds to repurchase of our outstanding 2026 Notes and 2027 Notes pursuant to the Tender Offers, subject to the terms and conditions thereof, and pursuant to a subsequent make-whole redemption of such notes, subject to market conditions. For a description of the Tender Offers, see “Summary—Recent Developments.”
Expected Listing	We intend to list the Notes on the New York Stock Exchange.
Form and denomination	The Notes will be issued only in registered form in denominations of US$1,000 and integral multiples thereof.
Risk factors	See “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the Notes.
Governing law	State of New York
Trustee	The Bank of New York Mellon
Registrar, transfer and paying agent	The Bank of New York Mellon
Notes CUSIP	86960YAA0
Notes ISIN	US86960YAA01

RISK FACTORS

An investment in the Notes involves a high degree of risk. You should carefully consider those risks and the risks described below and under “Item 3. Key Information—D. Risk Factors” in Suzano’s 2024 Form 20-F incorporated by reference herein and all information included or incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The market price of the Notes could decline due to any of these risks or other factors, and you may lose all or part of your investment. The risks described below are those that we currently believe may adversely affect us. Additional risks or uncertainties not currently known by us, or currently considered immaterial by us, may also significantly affect our business. For the purposes of this section on Risk Factors, references to Suzano mean Suzano S.A. only and do not include any of Suzano’s subsidiaries, associates, or joint ventures.

Disruption of current trade practices could have a material impact on our ability to market our products and procure inputs and equipment for our operations and projects.

Access to markets for our products and our ability to procure inputs and equipment required for our projects and operations may be subject to interruptions or trade barriers due to policies and tariffs or import/export restrictions of individual countries. Our products may also be subject to tariffs that do not apply to producers based in other countries which could result in changes to our customer base and disrupt our usual sales processes. In April 2025, the United States government announced the implementation of an import tariff program with country-specific rates, starting from a minimum rate of 10%. In July 2025, the United States announced a 50% tariff on select Brazilian exports and an investigation into Brazilian trading practices. Although the exports of pulp remain exempt from this additional tariff, a limited number and volume of our products within the paper portfolio were included under the scope of the 50% tariff. These developments have increased uncertainty for Brazilian companies with exposure to U.S. markets and may lead to further retaliatory measures or reputational risks. The adoption and expansion of trade restrictions or other governmental action related to tariffs, trade agreements, policies or sanctions may adversely impact our business.

An active trading market for the Notes may not develop or be maintained.

The Notes constitute a new issue of securities, for which there is no existing market. Although we intend to use commercially reasonable efforts to list the Notes on the New York Stock Exchange, we cannot provide any assurances that the application will be accepted. Further, no assurance can be provided regarding the future development or continuance, as the case may be, of a market for the Notes, your ability to sell your Notes, or the price at which you may be able to sell your Notes. Accordingly, we cannot assure that an active trading market for the Notes will develop or, if a trading market develops, that it will continue. The lack of an active trading market for the Notes would have a material adverse effect on the market price and liquidity of the Notes, and the Notes may be traded at a discount from their initial offering price.

Changes in our credit ratings may adversely affect the value of the Notes.

The Notes are expected to be rated by credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

Developments in other countries may affect prices for the Notes.

The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil, and, to varying degrees, market conditions in other countries, including Latin American and developing countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other countries, including developing countries, have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil, as well as limited access to international capital markets, all of which may materially adversely affect our ability to borrow funds at an acceptable interest rate or to raise equity capital when and if there should be a need for us to do so. See “Risk Factors—Economic and market conditions in other countries, including in the United States and emerging market countries, may materially and adversely affect the Brazilian economy and, therefore, our financial condition” in Suzano’s 2024 Form 20-F.

The volatility in market prices for Brazilian securities, including debt securities such as the Notes, has increased from time to time, and investors’ perception of increased risk due to crises in other countries, including developing countries, may also lead to a reduction in the market price of the Notes.

We may incur additional indebtedness, including debt ranking equal to the Notes and the Guarantee.

The indenture will permit the Issuer and the Guarantor and its subsidiaries to incur additional debt, including debt that ranks on an equal and ratable basis with the Notes and the Guarantee. If the Issuer or the Guarantor or any of their respective subsidiaries incur additional debt or guarantees that rank on an equal and ratable basis with their respective indebtedness or Guarantee, as the case may be, the holders of that debt (and beneficiaries of those guarantees) would be entitled to share ratably with the holders of the Notes in any proceeds that may be distributed upon the Guarantor’s bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This would likely reduce the amount of any liquidation proceeds that would be available to you.

The Guarantor’s obligations under the Guarantee will be junior to the Guarantor’s secured debt obligations as well as to other statutory preferences, effectively junior to debt obligations of the Guarantor’s subsidiaries and adversely affected by the solvency or insolvency of the Guarantor’s subsidiaries.

The Guarantee will constitute senior unsecured obligations of the Guarantor. The Guarantee will rank equal in right of payment with all of the Guarantor’s other existing and future senior unsecured indebtedness. Although the Guarantee will provide the holders of the Notes with a direct, but unsecured, claim on the Guarantor’s assets and property, payment on the Guarantee under the Notes will be subordinated to the secured debt of the Guarantor to the extent of the assets and property securing such debt, as well as to other statutory preferences, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses, among others.

Payment on the Guarantee under the Notes will also be structurally subordinated to the payment of secured and unsecured debt and other obligations of the Guarantor’s subsidiaries. In the event of a bankruptcy, liquidation or judicial or extrajudicial reorganization of any of the Guarantor’s respective subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment in full of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Guarantor.

Upon a liquidation or reorganization of the Guarantor, any right of the holders of the Notes to participate in the assets of the Guarantor, including the capital stock of its subsidiaries, will be subject to the prior claims of the Guarantor’s secured creditors, as well as to other statutory preferences, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses, and any such right to participate in the assets of the Guarantor’s subsidiaries will be subject to the prior claims of the creditors of its subsidiaries. The indenture includes a covenant limiting the ability of the Guarantor and its subsidiaries to create or suffer to exist liens, although this limitation is subject to significant exceptions. In such a scenario, enforcement of the Guarantee under the Notes may be jeopardized and noteholders may lose some or all of their investment.

As of June 30, 2025, on a consolidated basis, Suzano had R$91,627.2 million (equivalent to US$16,790.4 million) aggregate amount of debt outstanding (composed of current and non-current loans and financing and debentures), of which R$11,230.4 million (equivalent to US$2,057.9 million) was secured. The U.S. dollar amounts in this sentence were translated for convenience only at an exchange rate of R$5.4571 per US$ 1.00, which was the commercial selling rate for U.S. dollars in effect on June 30, 2025, as reported by the Central Bank of Brazil.

The Issuer’s ability to make payments on the Notes depends on its receipt of payments from Suzano. The Issuer is a wholly-owned subsidiary of Suzano and has no substantial assets. The ability of the Issuer to make payments of principal, interest and any other amounts due under the Notes is contingent on its receipt from Suzano of amounts sufficient to make these payments, and, in turn, on Suzano’s ability to make these payments. In the event that Suzano is unable to make such payments for any reason and in a timely manner, the Issuer will not have sufficient resources to satisfy its obligations under the indenture governing the Notes.

The substitution of issuer may cause noteholders to realize taxable gain or loss for U.S. tax purposes, if any, on the notes.

We will have the right to cause Suzano or any wholly owned subsidiary of Suzano to replace Suzano Netherlands as issuer and principal debtor of the Notes, as described under “Description of the Notes—Substitution of Issuer” in this prospectus supplement and “Description of the Debt Securities—Certain Covenants— Substitution of the Issuer” in the accompanying prospectus. Under U.S. tax law, the change in the issuer of the notes under these provisions could be treated as a disposition of any such Notes that you hold, resulting in your realization of gain or loss, if any, on our debt securities even though you continue to hold the Notes and receive no distribution in connection with the deemed disposition. See “Certain Tax Considerations—United States Tax Considerations—Substitution of Issuer” for a discussion of possible tax consequences.

Brazilian and Dutch bankruptcy and insolvency laws may be less favorable to investors than bankruptcy and insolvency laws in other jurisdictions.

As the Issuer is incorporated under Dutch law and the Guarantor is incorporated under Brazilian law, insolvency proceedings relating to the Issuer would likely involve Dutch insolvency laws and other EU Regulations regarding insolvency (as applicable), and insolvency proceedings relating to the Guarantor would likely involve Brazilian insolvency laws. The procedural and substantive provisions of these insolvency laws and regulations may differ from comparable provisions of the local insolvency laws and regulations of jurisdictions with which the Bondholders are familiar. If the Issuer is unable to pay its indebtedness, including its obligations under the Notes, the Issuer may become subject to bankruptcy proceedings in the Netherlands. In a bankruptcy of the Issuer, recourse against the bankruptcy estate will depend on the assets of the Issuer available for liquidation and the relative priorities in entitlement of creditors to distribution of the proceeds thereof after sharing in the costs of the proceeding. In any case such recourse will be limited to an amount expressed in Euros determined on the basis of the prevailing exchange rate on the date of declaration of bankruptcy. If we are unable to pay our indebtedness, including our obligations under the guarantees of the Notes, the Guarantor may become subject to bankruptcy proceedings in Brazil. The bankruptcy laws of Brazil currently in effect are significantly different from, and may be less favorable to creditors than, those of certain other jurisdictions. In addition, in the event of our bankruptcy, all of our debt obligations, including the Guarantee, which are denominated in foreign currency, will be converted into reais at the prevailing exchange rate on the date of declaration of our bankruptcy by the court. We cannot assure investors that such rate of exchange will afford full compensation of the amount invested in the Notes plus accrued interest. In addition, our creditors may hold negotiable instruments or other instruments governed by local law that grant rights to attach the assets at the inception of judicial proceedings in the relevant jurisdiction, which attachment is likely to result in priorities benefitting those creditors when compared to the rights of holders of the Notes.

Brazil’s foreign exchange policy may affect our ability to make money remittances outside Brazil with respect to the Guarantee.

Under current Brazilian regulations, we are not required to obtain authorization from the Central Bank in order to make payments in U.S. dollars outside Brazil to holders of the Notes, including under the Guarantee. However, we cannot assure that these regulations will continue to be in force at the time we may be required to perform our payment obligations under the Notes or the Guarantee. If these regulations or their interpretation are modified and an authorization from the Central Bank is required, we would be required to seek an authorization from the Central Bank to transfer the amounts under Notes or the Guarantee out of Brazil or, alternatively, make such payments with funds held by us outside Brazil. We cannot assure that such an authorization will be obtained or that such funds will be available. If such authorization is not obtained, we may be unable to make payments to holders of the Notes in U.S. dollars. If we are unable to obtain the required approvals as needed for the payment of amounts owed by the Guarantor through remittances from Brazil, we may have to seek other lawful mechanisms to effect payment of amounts due under the Notes. However, we cannot assure you that other remittance mechanisms will be available in the future, and even if they are available in the future, we cannot assure you that payment on the Notes would be possible through such mechanism.

The interests of our controlling shareholder may conflict with the interests of the holders of the Notes.

Our controlling shareholder has the power to, among other things, elect a majority of the members of our board of directors and to decide any matters requiring shareholder approval, including related-party transactions, corporate reorganizations and dispositions, and the timing and payment of any future dividends, subject to the requirements of mandatory dividends under Brazilian Corporate Law. Our controlling shareholders may have an interest in making acquisitions, disposals of assets, partnerships, seeking financing or making other decisions that may conflict with the interests of the holders of the Notes. We have entered into, and we intend to continue to enter into, arm’s-length commercial and financial transactions with our controlling shareholder and related companies. Commercial and financial transactions between related parties and us may result in conflicts of interest, which may adversely affect us. See “Item 7. Major Shareholders and Related Party Transactions” in Suzano’s 2024 Form 20-F.

We may be unable to purchase the Notes upon a specified change of control event, which would result in an event of default under the indenture governing the Notes.

The terms of the Notes will require the Issuer to make an offer to repurchase the Notes upon the occurrence of a specified change of control event at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of the repurchase and additional amounts, if any. Any financing arrangements we may enter into may require repayment of amounts outstanding upon the occurrence of a change of control event. It is possible that we will not have sufficient funds at the time of the change of control to fund the required repurchase of Notes by the Issuer or that restrictions in our credit facilities and other financing arrangements will not permit the Issuer to effect the required repurchases. See “Description of the Debt Securities—Certain Covenants—Repurchase of Notes upon a Change of Control” in the accompanying prospectus and “The Offering.”

Judgments of Brazilian courts enforcing the Issuer’s or the Guarantor’s obligations, as applicable, under the Notes, the indenture governing the Notes or the Guarantee would be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce the Guarantor’s obligations under the Guarantee, the Guarantor would not be required to discharge its obligations in a currency other than reais. Any judgment obtained against the Guarantor in Brazilian courts in respect of any payment obligations under the Guarantee would be expressed in the real equivalent of the U.S. dollar amount of such sum at the exchange rate in effect (1) on the date of actual payment, (2) on the date on which such judgment is rendered or (3) on the date on which collection or enforcement proceedings are started against us. We cannot assure you that this amount in reais will afford you full compensation of the amount sought in any such litigation.

Enforcement of civil liabilities and judgments against the Issuer, the Guarantor or any of their or our respective directors or officers may be difficult.

The Issuer is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands. All of its assets are located outside the United States. In addition, the Issuer’s directors are non-residents of the United States, and all or a substantial portion of the assets of such person are or may be located outside the United States. The Guarantor is a corporation (sociedade por ações) incorporated under the laws of Brazil. A significant portion of our assets and a substantial majority of our operations are located, and a substantial majority of our revenues are derived, outside the United States. In addition, our directors are non-residents of the United States, and all or a substantial portion of the assets of such person are or may be located outside the United States.

As a result of the above, investors may be unable to effect service of process within the United States upon such persons, or to enforce judgments against them obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. There is uncertainty as to whether the courts of Brazil, the Netherlands, or other jurisdictions would enforce (i) judgments of United States courts obtained against the Issuer or us or such affiliated persons, predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in such countries, liabilities against the Issuer or us or such affiliated persons, predicated upon the United States federal and state securities laws. As the United States and the Netherlands do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, a final judgment for payment of money rendered by the courts of the State of New York and the federal courts of the United States may not be enforceable, either in whole or in part, in the Netherlands. See “Enforceability of Civil Liabilities” in the accompanying prospectus.

We may redeem the Notes prior to maturity.

The Notes are redeemable at our option in the event of certain changes in applicable taxes and at our option for any other reason. We may choose to redeem those Notes at times when prevailing interest rates may be relatively low. Accordingly, an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

The Guarantee may not be enforceable if deemed fraudulent and declared void.

The Guarantee may not be enforceable under Brazilian law. While Brazilian law does not prohibit the granting of guarantees, in the event that we were to become subject to a reorganization proceeding (recuperação judicial or extrajudicial) or to bankruptcy, our Guarantee, if granted when there was already a risk of the declaration of bankruptcy, may be deemed to have been fraudulent and declared void, based upon our being deemed not to have received fair consideration in exchange for the Guarantee. In the event of a judicial reorganization, the Guarantee may be declared unenforceable against the Guarantor if a bankruptcy court considers that the Guarantor did not receive fair consideration in exchange for the Guarantee. Under Brazilian law, a guarantee is considered an accessory obligation to the underlying or principal obligation, and Brazilian law establishes that the nullity of the principal obligation causes the nullity of the accessory obligation. Therefore, a judgment obtained in a court outside Brazil against the Guarantor for enforcement of a guarantee in respect of obligations that have been considered null, may not be confirmed by the Superior Court of Justice of Brazil.

Expansion of the DAC or the enactment and implementation of legislation similar to ATAD or DAC in Brazil may have negative tax consequences on us.

European regulations, specifically regulations inspired by the Anti-Tax Avoidance Directive (“ATAD”) and the Directive on Administrative Cooperation (“DAC”) may evolve in the future. While our tax position in the Netherlands is regarded as stable over the long term, future changes in EU regulations, including potential further clarifications or amendments of hallmarks in DAC 6, could adversely impact such tax position, which could have an adverse effect on our financial position, results of operations and ability to make payments on the Notes.

Brazilian legislation does not provide a clear set of rules comparable to ATAD or DAC. However, Brazil has enacted domestic legislation and entered into treaties with other countries, such as the Double Taxation Treaty (“DTT”) signed with the Netherlands, which establish rules to avoid double taxation and prevent tax evasion. As a result, any adverse changes in European or Brazilian tax legislation, or stricter interpretation and enforcement of existing rules, could increase our tax burden or limit the tax efficiency of our corporate structure, thereby reducing the cash available to service the Notes and potentially affecting our ability to meet our payment obligations under the Notes.

USE OF PROCEEDS

The proceeds from this offering are expected to be approximately US$              million after estimated expenses and the underwriting discount. We intend to apply such net proceeds to repurchase of our outstanding 2026 Notes and 2027 Notes pursuant to the Tender Offers, subject to the terms and conditions thereof, and pursuant to a subsequent make-whole redemption of such notes, subject to market conditions. The underwriters or their affiliates may hold an interest in the 2026 Notes or 2027 Notes that are the subject of the Tender Offer and that will be repurchased with the proceeds of this offering. Because the underwriters or their affiliates may receive a portion of the proceeds from this offering, the underwriters may be deemed to have a “conflict of interest” with us. For a description of the Tender Offers, see “Summary—Recent Developments.”

SELECTED FINANCIAL AND OPERATING INFORMATION

This prospectus supplement incorporates by reference and is qualified in its entirety by our audited consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022, which have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), (the “IFRS Accounting Standards”), included in Suzano’s 2024 Form 20-F and our unaudited condensed consolidated interim financial information as of and for the three and six-month periods ended June 30, 2025, which have been prepared in accordance with IAS 34 Interim Financial Reporting, as issued by IASB, included in our Form 6-K furnished to the SEC on August 7, 2025, incorporated by reference into this prospectus supplement.

The selected financial data and operating information as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022, presented in the tables below have been derived from Suzano’s audited consolidated financial statements and were audited by PricewaterhouseCoopers Auditores Independentes Ltda.

SUZANO – CONSOLIDATED BALANCE SHEET

	As of June 30,		As of December 31,
Assets	2025	2025	2024	2024	2023	2022

	(in millions of US$ (1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Current assets
Cash and cash equivalents	2,250.9	12,283.6	1,652.7	9,018.8	8,345.9	9,506.0
Marketable securities	1,482.1	8,087.9	2,377.0	12,971.5	12,823.9	7,546.6
Trade accounts receivables	1,335.3	7,287.0	1,673.6	9,132.8	6,848.5	9,607.0
Inventories	1,579.5	8,619.2	1,459.1	7,962.3	5,946.9	5,728.3
Recoverable taxes	265.3	1,447.9	203.3	1,109.6	888.5	549.6
Derivative financial instruments	201.6	1,100.4	184.4	1,006.4	2,676.5	3,048.5
Advances to suppliers	16.2	88.5	16.9	92.1	113.7	108.1
Dividends receivable	—	—	—	—	—	7.3
Other assets	182.3	994.6	162.9	889.2	925.1	1,021.2

Total current assets	7,313.2	39,909.1	7,729.9	42,183.0	38,569.1	37,122.7

Non-current assets
Marketable securities	76.2	416.1	71.8	392.0	443.4	419.1
Recoverable taxes	176.3	962.3	216.1	1,179.1	1,373.6	1,406.4
Deferred taxes	435.6	2,376.9	1,463.0	7,984.0	545.2	3,986.4
Derivative financial instruments	743.2	4,055.9	527.9	2,880.7	1,753.9	1,825.3
Advances to suppliers	477.2	2,604.2	458.8	2,503.5	2,242.2	1,592.1
Judicial deposits	109.2	595.8	89.4	488.0	361.7	362.6
Other assets	36.1	196.8	28.8	156.9	182.5	280.0

Biological assets	4,255.4	23,222.0	4,083.3	22,283.0	18,278.6	14,632.2
Investments	257.7	1,406.4	332.9	1,816.9	608.0	612.5
Property, plant and equipment	11,905.3	64,968.5	11,908.5	64,986.0	59,289.1	50,656.6
Right of use	968.7	5,286.1	949.4	5,180.7	5,196.6	5,109.3
Intangible	2,459.7	13,422.8	2,547.6	13,902.3	14,749.1	15,193.0

Total non-current assets	21,900.6	119,513.8	22,677.4	123,753.1	105,024.0	96,075.3

Total assets	29,213.8	159,422.9	30407.4	165,936.1	143,593.0	133,198.0

(1)	Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.4571 per US$ 1.00, which was the commercial selling rate for U.S. dollars in effect on June 30, 2025, as reported by the Central Bank of Brazil.

	As of June 30,		As of December 31,
Liabilities	2025	2025	2024	2024	2023	2022

	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)
Current liabilities
Trade accounts payables	1,090.7	5,951.8	1,105.6	6,033.3	5,572.2	6,206.6
Loans, financing and debentures	528.1	2,881.8	1,924.4	10,501.4	4,758.2	3,335.0
Lease liabilities	153.6	838.0	159.8	872.2	753.4	672.2
Derivative financial instruments	191.4	1,044.5	505.8	2,760.3	578.8	667.7
Taxes payable	90.0	491.3	66.6	363.7	443.5	449.1
Payroll and charges	157.0	857.0	225.9	1,233.0	766.9	674.5
Liabilities for assets acquisitions and subsidiaries	3.9	21.0	3.9	21.2	93.4	1,856.7
Dividends and interest on own capital payable	0.4	2.0	403.3	2,201.0	1,316.5	5.1
Advance from customers	26.9	146.6	26.6	145.2	172.4	131.4
Other liabilities	70.2	382.9	63.6	346.8	339.7	494.2

Total current liabilities	2,312.0	12,617.0	4,485.5	24,477.9	14,795.0	14,492.5

Non-current liabilities
Loans, financing and debentures	16,262.4	88,745.3	16,663.4	90,934.1	72,414.4	71,239.6
Lease liabilities	1,090.3	5,950.0	1,117.9	6,100.7	5,490.4	5,510.6
Derivative financial instruments	844.1	4,606.3	1,410.0	7,694.5	1,857.3	4,179.1
Liabilities for assets acquisitions and subsidiaries	16.8	91.5	18.2	99.3	93.8	205.6
Provision for judicial liabilities	521.5	2,846.0	536.3	2,926.8	2,860.4	3,256.3
Employee benefits plans	135.2	738.0	132.2	721.6	833.7	691.4
Deferred taxes	-	-	2.3	12.6	11.4	1.1
Share-based compensation plans	60.8	331.6	66.3	362.0	268.5	162.1
Advance from customers	13.7	74.7	13.7	74.7	74.7	136.1
Other liabilities	27.7	151.2	21.3	116.3	83.1	157.3
Total non-current liabilities	18,972.5	103,534.6	19,981.8	109,042.6	83,987.7	85,539.0

Total liabilities	21,284.5	116,151.6	24,467.3	133,520.5	98,782.7	100,031.6

Shareholders equity
Share capital	3,524.9	19,235.5	3,524.9	19,235.5	9,235.5	9,235.5
Capital reserves	10.6	57.6	11.0	60.2	26.7	18.4
Treasury shares	(276.9)	(1,511.1)	(245.4)	(1,339.2)	(1,484.0)	(2,120.3)
Profit reserves	2,378.4	12,978.9	2,378.4	12,978.9	35,376.2	24,207.9
Other reserves	173.3	945.6	247.2	1,348.8	1,538.3	1,719.5
Retained earnings	2,094.8	11,431.3	-	-	-	-
Controlling shareholder’s	7,904.9	43,137.8	5,916.0	32,284.3	44,692.8	33,061.0
Non-controlling interest	24.5	133.5	24.1	131.3	117.5	105.3
Total equity	7,929.4	43,271.3	5,940.1	32,415.6	44,810.3	33,166.4

Total liabilities and shareholders’ equity	29,213.8	159,422.9	30,407.4	165,936.1	143,593.0	133,198.0

(1)	Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.4571 per US$ 1.00, which was the commercial selling rate for U.S. dollars in effect on June 30, 2025, as reported by the Central Bank of Brazil.

SUZANO – CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	For the six months ended June 30,			For the year ended December 31,
	2025	2025	2024	2024	2024	2023	2022

	(in millions of US$)(1)	(in millions of R$), except per share data		(in millions of US$)(1)	(in millions of R$), except per share data
Net sales	4,553.5	24,848.8	20,952.7	8,686.5	47,403.3	39,755.6	49,830.9
Cost of sales	(2,993.8)	(16,337.3)	(11,793.1)	(5021.3)	(27,401.5)	(25,076.7)	(24,821.3)
Gross profit	1,559.7	8,511.5	9,159.6	3,665.3	20,001.8	14,678.9	25,009.7

Operating income (expenses)
Selling	(291.9)	(1,593.1)	(1,353.5)	(538.5)	(2,938.5)	(2,596.4)	(2,483.2)
General and administrative	(242.1)	(1,321.0)	(1,060.7)	(480.1)	(2,619.8)	(1,923.2)	(1,709.8)
Income from associates and joint ventures	(34.6)	(189.1)	(3.5)	(2.5)	(13.8)	(19.4)	284.4
Other operating income (expenses), net	(50.2)	(274.1)	424.0	231.2	1,261.6	2,076.4	1,121.7
Operating profit before net financial income (expenses)	940.8	5,134.2	7,165.9	2,875.4	15,691.1	12,216.3	22,222.8

Net financial income (expenses)
Financial expenses	(594.9)	(3,246.5)	(2,283.3)	(1,015.5)	(5,541.9)	(4,659.2)	(4,590.4)
Financial income	150.6	822.1	881.1	318.4	1,737.4	1,825.6	967.0
Derivative financial instruments, net	1,164.1	6,352.5	(4,524.9)	(1,669.9)	(9,112.7)	5,526.7	6,761.6
Monetary and exchange variations, net	1,501.4	8,193.1	(8,186.7)	(2,910.9)	(15,885.0)	3,087.7	3,294.6
Net income (loss) before taxes	3,162.0	17,255.4	(6,947.9)	(2,402.6)	(13,111.1)	17,997.2	28,655.6
Income and social contribution taxes
Current	(56.9)	(310.5)	(470.2)	(250.2)	(1,365.6)	(395.4)	(510.9)
Deferred	(1,023.4)	(5,584.7)	3,872.6	1,361.9	7,431.9	(3,495.4)	(4,749.8)
Net income for the year	2,081.7	11,360.1	(3,545.5)	(1,290.9)	(7,044.7)	14,106.4	23,394.9
Attributable to the controlling shareholders’	2,079.0	11,345.5	(3,554.8)	(1,296.3)	(7,074.2)	14,084.8	23,381.6
Attributable to the non-controlling interest	2.7	14.7	9.3	5.4	29.5	21.5	13.3

Earnings per share
Basic	1.68001	9.16799	(2.76777)		(5.59313)	10.85794	17.57724
Diluted	1.67585	9.14526	(2.76777)		(5.59313)	10.85387	17.57305

(1)	Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.4571 per US$ 1.00, which was the commercial selling rate for U.S. dollars in effect on June 30, 2025, as reported by the Central Bank of Brazil

Special Note Regarding Non-IFRS Financial Measure

Our management uses certain non-IFRS measures as an additional measure of operational performance of our business. A non-IFRS financial measure is any financial measure that is presented other than in accordance with all relevant IFRS Accounting Standards. We disclose our EBITDA and Adjusted EBITDA in this prospectus supplement, which are considered to be non-IFRS financial measures. EBITDA is calculated as Net income (loss) plus Net financial result, Income and social contribution taxes, and Depreciation, amortization and depletion. Our Adjusted EBITDA is defined as EBITDA as further adjusted to add or exclude the following items, as specifically indicated in the table further below:

(i) Exceptional adjustments, such as penalties for termination of a specific barge contract with Norsul; and

(ii) Other non-cash adjustments or specific adjustments that by their nature and scope, do not reflect our operational performance for the specific period, in our management’s view. This includes (a) Fair Value Update - Biological Asset, (b) results from sale and disposal of property, plant and equipment and biological assets, (c) Accrual (reversal) of losses on ICMS credits, and (d) other items indicated in the table below.

The non-IFRS financial measures described in this prospectus supplement are not a substitute for the IFRS Accounting Standards measures of net income or other performance measures. Our management believes that disclosure of our EBITDA and Adjusted EBITDA provide useful information to investors, financial analysts and the public in their review of our operating performance and their comparison of our operating performance to the operating performance of other companies in the same industry and other industries. For example, interest expense is dependent on the capital structure and credit rating of a company. However, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits and the differing jurisdictions in which they transact business. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation method (straight-line, accelerated or units of production), which can result in considerable variation in depreciation and amortization expenses between companies. Therefore, for comparison purposes, our management believes that our EBITDA and Adjusted EBITDA are useful measures of operating profitability because they exclude these elements of earnings that do not provide information about the current operations of existing assets.

Other companies may calculate EBITDA and Adjusted EBITDA differently, and therefore our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies. Each of these non-IFRS financial measures are important measures to assess our financial and operating performance. We believe that the disclosure of EBITDA and Adjusted EBITDA provides useful supplemental information to investors and financial analysts in their review of our operating performance and in the comparison of such operating performance to the operating performance of other companies in the same industry or in other industries that have different capital structures, debt levels and/or income tax rates. The presentation of non-IFRS financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with IFRS Accounting Standards.

See below for a reconciliation of Suzano’s net income (loss) to EBITDA and Adjusted EBITDA.

	For the six months ended June 30,			For the year ended December 31,
Adjusted EBITDA	2025	2025	2024	2024	2023	2022

	(in millions of US$)(8)	(in millions of R$)
EBITDA Reconciliation
Net income (loss)	2,081.7	11,360.1	(3,545.5)	(7,044.7)	14,106.4	23,394.9
(+/–) Net Financial Result	(2,221.2)	(12,121.2)	14,113.7	28,802.1	(5,780.9)	(6,432.8)
(+/–) Income and Social Contribution Taxes	1,080.3	5,895.2	(3,402.4)	(6,066.3)	3,890.8	5,260.7
(+) Depreciation, Amortization and Depletion	977.9	5,336.7	4,110.8	9,224.0	7,321.1	7,407.9
EBITDA	1,918.8	10,470.9	11,276.7	24,915.1	19,537.4	29,630.7
Fair Value Update - Biological Asset (1)	13.4	73.2	(539.0)	(1,431.5)	(1,989.8)	(1,199.8)
Write-off of wood inventory(1)	0.5	2.5	-	11.9	23.0	-
Donations for catastrophes and pandemics (2)	-	-	0.2	0.4	-	0.2
Income (loss) from associates and joint ventures - Biomas, Ensyn, &E, Ibema, Spinnova and Woodspin (1)	34.6	189.1	3.5	13.8	19.4	(284.4)
Extinction of packaging business line (7)	0.02	0.1	1.2	1.2	9.0	-
Expenses on Asset Acquisition, Business Combination and Investments(3)	1.7	9.2	-	34.1	25.2	-
Penalties for termination of the barge contract with Norsul (4)	-	-	-	-	49.7	16.0
Tax credits - Exclusion of ICMS in the PIS and COFINS calculation base (5)	-	-	-	-	15.1	1.3
Extension of the PCHM grant (1)	-	-	-	-	-	(7.7)
Effective loss of the development contract advance program (1)	0.04	0.2	0.7	4.4	3.3	-
Impairment of subsidiaries (1)	13.9	76.1	-	-	-	-
Provision for loss of ICMS credits, net (1)	15.4	83.9	(21.4)	130.7	348.6	58.0
Income from disposal and write-off of property, plant and equipment and biological assets (6)	8.8	48.0	123.9	169.3	232.1	(19.4)
Adjusted EBITDA	2,007.1	10,953.2	10,845.8	23,849.2	18,273.0	28,194.9

(1)	Non-cash adjustments

(2)	Exceptional: Disbursements made for carrying out social actions implemented by the Company, primarily including donations of essential materials and administrative materials, intended for the victims of the disaster in the state of Rio Grande do Sul.

(3)	Specific adjustments relating to administrative expenses related to asset acquisitions, business combinations and investments. In 2025, these expenditures were mostly derived from the transaction with Kimberly-Clark, covering costs with consultancy, advisory services, and other expenses associated with the integration and structuring of the Acquisition.

(4)	Exceptional: Refers to the penalties for contractual termination of a specific barge agreement. The impact of the termination of this specific agreement were accounted for in 2023 and 2022.

(5)	Specific adjustment for the total PIS and COFINS tax credits to be recovered recognized by the Company, following a decision by the Federal Supreme Court (STF) regarding the exclusion of ICMS of the PIS and COFINS calculation base. These amounts refer to tax credits for amounts paid in prior fiscal years.

(6)	Specific adjustment for losses or gains on realization (write-off of sale, scrap, loss, decommissioning, dismantling or property, plant and equipment inventory adjustment) of fixed, intangible and biological assets whose economic benefits may no longer be obtained or that do not relate to the core business of the Company.

(7)	Exceptional: Refers to the termination of a packaging subsidiary.

(8)	Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.4571 per US$ 1.00, which was the commercial selling rate for U.S. dollars in effect on June 30, 2025, as reported by the Central Bank of Brazil.

CAPITALIZATION

The following table sets forth information regarding our consolidated capitalization derived from our unaudited condensed consolidated interim financial information as of and for the six-month period ended June 30, 2025:

•	on an actual basis;

•	as adjusted to reflect the net proceeds from certain bilateral financial loans obtained by Suzano since June 30, 2025, in the ordinary course of business, in the aggregate amount of R$2,415.3 million. See “Summary-Recent Developments”;

•	as further adjusted to reflect (i) the receipt of the net proceeds from the issuance of the Notes in this offering estimated at approximately US$ million, after deducting underwriting discounts and offering expenses that are payable by us; (ii) and the use of proceeds therefrom to purchase US$ million of 2026 Notes and 2027 Notes pursuant to the Tender Offers and the subsequent make-whole redemption.

The following table should be read together with “Item 8. Financial Information,” “Selected Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere and incorporated by reference in this prospectus supplement.

	As of June 30, 2025
	Actual(1)		As adjusted(2)		As further adjusted(3)
	(in million)		(in million)		(in million)
	US$	R$	US$	R$	US$	R$
Current and Non-current debt
Current loans, financing and debentures	528.1	2,881.8	528.1	2,881.8
Non-current loans, financing and debentures	16,262.4	88,745.3	16,705.0	91,160.6
Total equity	7,929.4	43,271.3	7,929.4	43,271.3

Total capitalization(3)	24,719.8	134,898.5	25,162.4	137,313.8

Notes

(1)	Real amounts shown in the “Actual” column above are derived from our consolidated balance sheet as of June 30, 2025. Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.4571 per US$ 1.00, which was the commercial selling rate for U.S. dollars in effect on June 30, 2025, as reported by the Central Bank of Brazil.

(2)	Numbers in the “As adjusted” column are adjusted to reflect the net proceeds from certain bilateral financial loans obtained by Suzano since June 30, 2025, in the ordinary course of business, in the aggregate amount of R$2,415.3 million.

(3)	Numbers in the “As further adjusted” column are adjusted to reflect (i) the net proceeds after deducting underwriting discounts and offering expenses payable by us from the gross proceeds of the issuance of the Notes in the amount of US$ million (R$ million) less underwriting discounts and offering expenses that are payable by us in the estimated amount of approximately U.S.$ million (R$ million); and (ii) the use of proceeds therefrom to purchase US$ million of 2026 Notes and 2027 Notes pursuant to the Tender Offers and the subsequent make-whole redemption.

(4)	Total capitalization is defined as total current and non-current debt plus total equity.

In August 2025, we commenced an offering of R$2 billion in rural product notes (CPR-Fs), in Brazil, and our Board of Directors authorized the issuance of up to RMB 1.5 billion Panda Bonds, in China’s interbank bond market. These transactions are not reflected in the capitalization table above. See “Summary-Recent Developments”.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements the description of the general terms set forth in the accompanying prospectus under the headings “Description of the Debt Securities” and “Description of the Guarantees.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making a decision to invest in the Notes. If any specific information regarding the Notes in this prospectus supplement is inconsistent with the more general terms of the Notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. In this description and in the related sections entitled “Description of the Debt Securities” and “Description of the Guarantees” in the accompanying prospectus, references to “Suzano” mean Suzano S.A. only and do not include the Issuer or any of Suzano’s other subsidiaries or associated companies.

General

The Issuer will issue the Notes under the indenture among the Issuer, Suzano, as guarantor, and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent, dated as of               , as supplemented by a first supplemental indenture dated on or about the delivery date of the Notes, between the Issuer, Suzano, as guarantor, and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent (the “Indenture”). The Notes will be issued only in fully registered form without coupons in minimum denominations of US$1,000 and integral multiples thereof. The Notes will be unsecured and will rank equally with all of the Issuer’s other existing and future unsecured and unsubordinated debt.

Principal and Interest

The rate of interest payable on the Notes may be subject to adjustment as described below.

The Notes bear interest from and including               , 2025 at a rate of                % per annum, payable semi-annually in arrears on                and                in each year and commencing on               , 2026 (each an “Interest Payment Date”) up to, and including,                (the “Maturity Date”). Interest on the Notes will be payable to the holders in whose names the Notes are registered at the close of business on                or                immediately preceding the related interest payment date.

The amount of interest payable on an Interest Payment Date shall be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

The Issuer will pay interest on the Notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

If any payment is due on the Notes on a day that is not a business day, the Issuer will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Notes or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

Guarantee

Suzano fully, unconditionally and irrevocably guarantees the Notes issued by the Issuer, a wholly-owned subsidiary of Suzano, and all obligations due under the Indenture. The following description summarizes the general terms and provisions of the Guarantee that is provided by Suzano in the Indenture. You should read the more detailed provisions of the Indenture, including the defined terms, for provisions that may be important to you. This summary is subject to, and qualified in its entirety by reference to, the provisions of the Indenture.

Pursuant to the Indenture, Suzano has fully, irrevocably and unconditionally agreed, from time to time upon the receipt of notice from the trustee that the Issuer has failed to make the required payments under the Notes and the Indenture, to make any required payment, whether of principal, interest or any other amounts. The amount to be paid by Suzano under the Guarantee will be an amount equal to the amount of the payment the Issuer fails to make.

The obligations of Suzano under the Guarantee will rank:

•        equal in right of payment to all other existing and future senior unsecured debt of Suzano subject to certain statutory preferences under applicable law, including labor and tax claims;

•        senior in right of payment to Suzano’s subordinated debt; and

•        effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of Suzano’s subsidiaries (other than the Issuer) and jointly controlled companies and to secured debt of Suzano to the extent of the value of the assets securing such secured debt.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, the Issuer and Suzano, as applicable, will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes will equal the amounts that would have been payable in the absence of such withholding or deduction. See “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Redemption

The Notes will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your Notes. In addition, other than as set forth below, unless otherwise specified, we will not be entitled to redeem your Notes before its stated maturity.

If less than all of the Notes are redeemed, the trustee will authenticate and deliver to the holder of such Notes without service charge, a new note or notes of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered. If less than all of the Notes are redeemed, the Notes to be redeemed will be determined in accordance with the applicable procedures of the depositary.

In the event that we exercise an option to redeem any Note, we will notify the trustee pursuant to the Indenture and give holders written notice of the principal amount of the Note to be redeemed, not less than 15 days nor more than 60 days before the applicable redemption date.

Subject to any restrictions described herein, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, in our discretion, be held, resold or canceled.

Notes called for redemption will become due on the date fixed for redemption. The Issuer will pay the redemption price for any Note together with accrued and unpaid interest thereon through the redemption date. On and after the redemption date, interest will cease to accrue on the Notes as long as the Issuer has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Upon redemption of Notes by the Issuer, such Notes will be cancelled.

Optional Redemption

Prior to               , 20              , (the “Par Call Date”), the Issuer may redeem the Notes, in whole or in part, at any time, by paying the greater of (1) 100% of the principal amount of the Notes, and (2) the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest thereon as if the Notes were redeemed on the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points, less interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Beginning on the Par Call Date, the Issuer will have the right to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by such method as set forth in the indenture.

Optional Tax Redemption

If as a result of any change in or amendment to the laws or treaties (or any rules or regulations thereunder) of any Relevant Taxing Jurisdiction (as defined in the accompanying prospectus under “Description of the Debt Securities—Payment of Additional Amounts”), or any amendment to or change in an official interpretation, administration or application of such laws, treaties, rules, or regulations (including a holding by a court of competent jurisdiction), which becomes effective on or after the issue date, or, with respect to a successor, after the date a successor assumes the obligations under the Notes or the Guarantee, the Issuer or Suzano or a successor have or will become obligated to pay Additional Amounts as described above under “— Payment of Additional Amounts” in excess of the Additional Amounts that the Issuer or Suzano would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% (or at a rate of 25% in case the holder of the Notes is resident in a Low or Nil Tax Jurisdiction, as discussed below in “Certain Tax Considerations—Brazilian Tax Considerations—Discussion of Low or Nil Tax Jurisdictions”) as a result of the taxes, duties, assessments and other governmental charges described above (the “Minimum Withholding Level”), then we may, at our option, redeem all, but not less than all, of the Notes, at a redemption price equal to 100% of their principal amount, together with interest and Additional Amounts accrued to the date fixed for redemption, upon publication of irrevocable notice not less than 15 days nor more than 90 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 90 days prior to the earliest date on which we would, but for such redemption, be obligated to pay the Additional Amounts above the Minimum Withholding Level, were a payment then due. We shall not have the right to so redeem the Notes in the event we become obliged to pay Additional Amounts which are less than the Additional Amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, the Issuer shall not have the right to so redeem the Notes unless: (i) it has taken measures it considers reasonable to avoid the obligation to pay Additional Amounts; and (ii) it has complied with all applicable regulations to legally effect such redemption; provided, however, that for this purpose reasonable measures shall not include any change in the Issuer’s, Suzano’s or any successor’s jurisdiction of incorporation or organization or location of each of their principal executive or registered office.

In the event that the Issuer elects to so redeem the Notes, it will deliver to the Trustee: (i) a certificate, signed in the name of the Issuer by two of its directors or by its attorney in fact in accordance with its articles of association, stating that the Issuer is entitled to redeem the Notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Issuer to so redeem have occurred or been satisfied; and (ii) an Opinion of Counsel (as provided for in the Indenture) to the effect that the Issuer has or will become obligated to pay Additional Amounts in excess of the Additional Amounts payable at the Minimum Withholding Level as a result of the change or amendment and that all governmental approvals necessary for the Issuer to effect the redemption have been obtained and are in full force and effect.

Redemption following a Tender Offer

Notwithstanding the foregoing, in connection with any tender offer for the notes, in the event that the holders of not less than 85% of the aggregate principal amount of the outstanding notes validly tender and do not validly withdraw notes in such tender offer or a third party purchases all the notes held by such holders, then the issuer will have the right, on not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all of the notes that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer, plus, to the extent not included in the purchase price, accrued and unpaid interest and additional amounts, if any, on the notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Covenants

Limitation on Liens

Suzano will not, and will not permit any Subsidiary to, directly or indirectly, incur or permit to exist any Lien securing the payment of Debt on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes or the Guarantee, as applicable, are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the debt securities or any debt securities guarantees, prior to) the obligations so secured for so long as such obligations are so secured.

Repurchase of Debt Securities upon a Change of Control

Not later than 30 days following a Change of Control that results in a Rating Decline (as defined in the accompanying prospectus) for the Notes, Suzano Netherlands will make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of Notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of Suzano and its Subsidiaries which Suzano Netherlands in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender Notes pursuant to the offer.

A holder may tender all or any portion of its Notes pursuant to an Offer to Purchase, subject to the minimum denomination requirement and the requirement that any portion of a Note tendered must be in a multiple of U.S.$1,000 principal amount. Holders are entitled to withdraw Notes tendered up to the close of business on the expiration date. On the purchase date, the purchase price will become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased will cease to accrue on and after the purchase date provided that payment is made available on that date.

We will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws and regulations in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

We are only required to offer to repurchase the Notes in the event that a Change of Control results in a Rating Decline for such series and such Rating Decline must be expressly attributed by the rating agency to a change in control. Consequently, if a Change of Control were to occur which does not result in a Rating Decline, Suzano Netherlands would not be required to offer to repurchase the Notes. In addition, Suzano Netherlands will not be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by Suzano Netherlands and purchases all Notes properly tendered and not withdrawn under the Offer to Purchase, or (2) notice of redemption for all outstanding Notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

Certain existing and/or future Debt of Suzano Netherlands may provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require Suzano Netherlands to purchase the Notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Suzano Netherlands. In addition, any remittance of funds outside of Brazil to noteholders or the Trustee may require the consent of the Central Bank, which may not be granted. Our ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by Suzano Netherlands’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the Notes.

Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holder of the Notes to require that Suzano Netherlands purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The provisions under the indenture relating to Suzano Netherlands’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or amended as described in “—Modification and Waiver.”

Consolidation, Merger or Sale of Substantially All Assets

a) Neither Suzano nor Suzano Netherlands shall, without the consent of the Holders of a majority in aggregate principal amount of the Notes, consolidate with or merge into any other corporation or convey or transfer all or substantially all of its properties and assets to any other Person, unless:

•        the Person formed by such consolidation or into which the Suzano or Suzano Netherlands is merged or the Person which acquires by conveyance, transfers or leases all or substantially all of the properties and assets of Suzano or Suzano Netherlands (the “Successor Person”) shall expressly assume, by a supplemental indenture, the due and punctual repayment of the principal and interest on all the Notes and all other obligations of Suzano or Suzano Netherlands, as applicable, under the Indenture and the Notes,

•        immediately after giving effect to such transaction, no Event of Default with respect to any Security shall have occurred and be continuing,

•        Suzano or Suzano Netherlands have delivered to the Trustee (a) a certificate signed by an executive officer of Suzano and an executive officer of Suzano Netherlands stating that such consolidation, merger, conveyance or transfer and such supplemental indenture, if any, comply with the Indenture and that all conditions precedent herein provided, which relate to such transaction, have been complied with and (b) an Opinion of Counsel stating that such consolidation, merger, conveyance or transfer and such supplemental indenture, if any, comply with this Article and that all conditions herein provided, which relate to such transaction, have been complied with;

•        the Successor Person shall expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Netherlands, a Successor Jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer; and

•        the Successor Person’s assumption of obligations includes the obligation to pay the Additional Amounts described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus; provided that the definition of “Relevant Taxing Jurisdiction” shall be amended, if applicable, to include the applicable Successor Jurisdiction

b) Upon any consolidation, merger, conveyance, or transfer in accordance with the Indenture, the Successor Person shall succeed to, and be substituted for, and may exercise every right and power of Suzano or Suzano Netherlands, as applicable, under the Notes with the same effect as if the Successor Person had been named as the issuer or guarantor of the Notes, and, in the case of an asset, transfer or other disposition, the predecessor Company or Guarantor, as applicable, shall be released from all obligations under the Indenture, the Notes and, in the case of a Guarantor, the guarantee.

Substitution of the Issuer

Without the consent of any holder of the Notes, the Issuer or the Guarantor may arrange for and cause the substitution of the Issuer as issuer and principal obligor in respect of any series of Notes by Suzano (including any successor to Suzano pursuant to the Indenture) or any wholly owned Subsidiary of Suzano s (the “Successor Issuer”); provided that:

a) the Successor Issuer shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on the Notes of such series and the performance of every covenant of the Indenture on the part of the Issuer to be performed or observed, and, unless the Successor Issuer is Suzano, Suzano shall unconditionally guarantee all of the obligations of such Successor Issuer under the Notes of such series and the Indenture as so supplemented;

b) the Successor Issuer’s assumption of obligations includes the obligation to pay the Additional Amounts described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus; provided that the definition of “Relevant Taxing Jurisdiction” shall be amended, if applicable, to include the jurisdiction in which such Successor Issuer is resident for tax purposes;

c) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Successor Issuer as a result of such transaction as having been incurred by the Successor Issuer at the time of such transaction, no Event of Default with respect to the Notes of such series, and no event which, after notice or lapse of time or both, would become an Event of Default with respect to the Notes of such series, shall have occurred and be continuing; and

d) the Successor Issuer has delivered to the Trustee (x) a certificate signed by two executive officers of the Successor Issuer and (y) an Opinion of Counsel of recognized standing, each stating that the assumption and supplemental indenture comply with the Indenture ;

Upon any substitution in accordance with the Indenture, the Successor Issuer shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if the Successor Issuer had been named as the Issuer of the Notes, and the Issuer (including any successor Issuer pursuant to Section 8.2) shall be released from all obligations under the Indenture and the Notes .

No vote by Holders of the Notes approving any of the actions set forth in the Indenture is required, unless as part of the transaction the Issuer or Suzano make other changes to the applicable indenture requiring approval of Holders of the Notes as set forth in the Indenture.

Events of Default

Holders of the Notes will have special rights if an event of default occurs. You should read the information under the heading “Description of the Debt Securities—Events of Default” in the accompanying prospectus along with the descriptions below that supersede the corresponding information in the accompanying prospectus.

What Is an Event of Default?

The indenture provides that the term “event of default” with respect to the Notes means any of the following:

a)            Failure to pay any interest (or additional amounts, if any) on any of the Notes on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the Notes on the date when due which failure continues for a period of three days;

b)           Failure to comply with any of its other covenants or agreements in respect of the Notes or the indenture (other than those referred in the item above) and such failure continues for a period of 60 days after Suzano Netherlands receives a notice of default from the trustee acting at the written direction of holders of 25% of the principal amount of the outstanding Notes; or by the holders of 25% of the principal amount of the outstanding Notes;

c)            The failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period with respect to any Debt having an outstanding principal amount of US$125,000,000 or more (or the equivalent thereof at the time of determination); or the maturity of any Debt in a total outstanding principal amount of US$125,000,000 or more (or the equivalent thereof at the time of determination) is accelerated in accordance with the terms of that Debt, it being understood that prepayment or redemption by Suzano, Suzano Netherlands or any of the respective Material Subsidiaries thereof, as applicable, of any Debt is not acceleration for this purpose;

d)           One or more final and non-appealable judgments or orders for the payment of money are rendered against Suzano, Suzano Netherlands or any of their respective Subsidiaries, as applicable, and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final and non-appealable judgment or order that causes the aggregate amount for all such final and non-appealable judgments or orders outstanding and not paid or discharged against all such Persons to exceed U.S.$125,000,000 or the equivalent thereof at the time of determination (in excess of amounts which Suzano’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

e)            Proceedings are initiated against the Issuer or Suzano or any Material Subsidiary thereof under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, and any such proceeding is not dismissed or stayed within 60 days after the entering of such proceeding, or an administrator, receiver, administrador judicial, liquidator, custodian, trustee, manager, fiduciary, statutory manager, intervener or assignee for the benefit of creditors (or other similar official), excluding in any event a restructuring expert (herstructureringsdeskundige) or an observer (observator), is appointed to take possession or control of, or a distress, execution, attachment or sequestration or other process is levied, enforced upon, sued out or put in force against, all or any material part of the undertaking, property, assets or revenues of the Issuer or Suzano or any Material Subsidiary thereof and is not dismissed or stayed within 60 days;

f)            The Issuer or Suzano or any Material Subsidiary thereof commences voluntarily or consents to judicial, administrative or other proceedings relating to it under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, or makes or enters into any composition, recuperação judicial or extrajudicial or other similar arrangement with its creditors, or appoints or applies for the appointment of an administrator, receiver, administrador judicial, liquidator, custodian, trustee, manager, fiduciary, statutory manager, intervener or assignee for the benefit of creditors (or other similar official), excluding in any event a restructuring expert (herstructureringsdeskundige) or an observer (observator), to take possession or control of the whole or any material part of its undertaking, property, assets or revenues, or takes any judicial, administrative or other similar proceeding under any law for a readjustment or deferment of its debt or any part of it;

g)           The Guarantee ceases to be in full force and effect, other than in accordance with the terms of the relevant indenture, or Suzano denies or disaffirms its obligations under the Guarantee; or

h)           Any event occurs that under the laws of any relevant jurisdiction has substantially the same effect as any of the events referred to in any of items (d), (e) or (f) of this section.

An event of default for the Notes does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of the Notes may trigger a default and acceleration of another series of debt securities.

The Trustee will not be deemed to have notice of any Default or Event of Default (other than a payment default) unless a written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the particular Notes and the Indenture.

Further Issuances

The Issuer reserves the right to issue, from time to time, without the consent of the holders of the Notes, additional notes on terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes; provided, however, that any additional notes shall be issued under a separate CUSIP or ISIN number unless such additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or such additional notes are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

The Issuer may also issue other securities under the indenture that have different terms from the Notes. Likewise, Suzano has the right, without the consent of the holders, to guarantee any such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.

Defeasance and Discharge

Full defeasance and discharge and covenant defeasance and discharge, as described in the accompanying prospectus, will apply to the Notes. See “Description of the Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

Governing Law

The Indenture and the Notes will provide that they shall be governed by the laws of the State of New York.

Transfer Agent

The Issuer may appoint one or more financial institutions to act as its transfer agents, at whose designated offices the Notes in certificated form must be surrendered before payment is made at their maturity. Each of those offices is referred to as a transfer agent. The initial transfer agent is the trustee, at its corporate trust office. The Issuer may add, replace or terminate transfer agents from time to time, provided that if any Notes are issued in certificated form, so long as such Notes are outstanding, the Issuer will maintain a transfer agent in New York City. The Issuer must notify you of changes in the transfer agents pursuant to the provisions described under “Description of the Debt Securities—Notices” in the accompanying prospectus. If the Issuer issues Notes in certificated form, holders of Notes in certificated form will be able to transfer their Notes, in whole or in part, by surrendering the Notes, with a duly completed form of transfer, for registration of transfer at the office of the transfer agent. The Issuer will not charge any fee for the registration for transfer or exchange, except that the Issuer may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

CLEARANCE AND SETTLEMENT OF THE NOTES

Book-Entry Issuance

Except under the limited circumstances described in the accompanying prospectus, all Notes will be book-entry notes. This means that the actual purchasers of the Notes will not be entitled to have the Notes registered in their names and will not be entitled to receive physical delivery of the Notes in definitive (paper) form. Instead, upon issuance, all the Notes will be represented by one or more fully registered global Notes.

Each of the Notes will be represented by one or more global Notes. Each global Note will be deposited directly with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC’s nominee. Global Notes may also be deposited indirectly with Clearstream and Euroclear, as indirect participants of DTC. For background information regarding DTC and Clearstream and Euroclear, see “—The Depository Trust Company” and “—Clearstream and Euroclear” below. No global Note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the Notes and will be considered the sole representative of the beneficial owners of the Notes for purposes of the indenture. For an explanation of the situations in which a global note will terminate and interests in it will be exchanged for physical certificates representing the Notes, see “Legal Ownership of Debt Securities—Global Securities” in the accompanying prospectus.

The registration of the global Notes in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their Notes in definitive form. These laws may impair the ability of beneficial holders to transfer the Notes.

In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described in the accompanying prospectus, all references to “registered holders” of notes shall mean DTC. The Issuer, Suzano, the trustee and any paying agent, transfer agent, registrar or other agent may treat DTC as the absolute owner of the Notes for all purposes.

Primary Distribution

Payment Procedures

Payment for the Notes will be made on a delivery versus payment basis.

Clearance and Settlement Procedures

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. Notes will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date.

Secondary Market Trading

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. If payment is made in U.S. dollars, settlement will be free of payment. If payment is made in other than U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

The Depository Trust Company

The policies of DTC will govern payments, transfers, exchange and other matters relating to the beneficial owner’s interest in the Notes held by that owner. Neither the Trustee, Registrar, Paying Agent and Transfer Agent nor we have any responsibility for any aspect of the actions of DTC or any of their direct or indirect participants. Neither the Trustee, Registrar, Paying Agent and Transfer Agent nor we have any responsibility for any aspect of the records kept by DTC or any of their direct or indirect participants. In addition, neither the Trustee, Registrar, Paying Agent and Transfer Agent nor we supervise DTC in any way. DTC and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that DTC and its participants are not obligated to perform these procedures and may modify them or discontinue them at any time. The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream and Euroclear

Clearstream has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Brazil.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of participants in Clearstream or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

CERTAIN TAX CONSIDERATIONS

The following discussion summarizes certain Dutch, Brazilian, and U.S. federal income tax considerations that may be relevant to the ownership and disposition of the Notes acquired in this offering for the original price. This summary is based on the tax laws, regulations, rulings and decisions now in effect in the Netherlands, Brazil and the United States, any of which may change. Any change could apply retroactively and could affect the continued accuracy of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the Notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Certain Material Dutch Tax Considerations

The following describes certain material Dutch tax consequences for a holder who is neither a resident nor deemed to be a resident of the Netherlands for Dutch tax purposes in respect of the ownership, acquisition and disposal of the Notes. In addition, it does not describe any tax considerations or consequences arising from Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the EU (as implemented in the Netherlands) or similar legislation, which may be relevant for a particular holder.

This section is based on the Dutch tax laws, published regulations thereunder and published authoritative case law, all as in effect on the date hereof, including, for the avoidance of doubt, the tax rates applicable on the date hereof, and all of which are subject to change or to different interpretation, possibly with retroactive effect. Any such change may invalidate the contents of this section, which will not be updated to reflect such change. Where this section refers to “the Netherlands” and “Dutch” it refers only to the part of the Kingdom of the Netherlands located in Europe. In addition, this section is based on the assumption that the Notes do not qualify as equity for Dutch tax purposes.

This section is intended as general information only, it does not constitute tax or legal advice and it does not purport to describe all possible Dutch tax considerations or consequences that may be relevant to a holder and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. In view of its general nature, it should be treated with appropriate caution.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE OR OTHER DISPOSITION OF THE NOTES OR COUPONS.

For Dutch tax purposes, a holder of Notes may include, without limitation:

•	an owner of one or more Notes who, in addition to the title to such Notes, has an economic interest in such Notes;

•	a person or an entity that holds the entire economic interest in one or more Notes;

•	a person or an entity that holds an interest in an entity, such as a partnership or a mutual fund, that is transparent for Dutch tax purposes, the assets of which comprise one or more Notes; and

a person who or an entity that does not have the legal title to the Notes, but to whom the Notes are attributed based either on such person or entity holding a beneficial interest in the Notes or based on specific statutory provisions, including statutory provisions pursuant to which the Notes are attributed to a person who is, or who has directly or indirectly inherited the Notes from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Notes.

Dutch Withholding Tax

Holders of Notes Not Affiliated with the Issuer

All payments made by the Issuer under the Notes to holders of Notes other than holders that are an “affiliated (gelieerde) (see below) in respect of the Issuer (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021) can be made free of withholding or deduction for any taxes of any nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein, unless the Notes qualify as equity of the Issuer for Dutch tax purposes.

Holders of Notes Affiliated with the Issuer

Payments of interest (or amounts of deemed interest) made by the Issuer under the Notes to holders of Notes that are affiliated entities in respect of the Issuer (within the meaning of the Dutch Withholding Tax Act 2021, as defined below) may become subject to Dutch withholding tax at a rate of 25.8% (rate for 2025), if such affiliated entity:

•	is considered to be resident (gevestigd) in a jurisdiction that is listed in the yearly updated Dutch regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) (a "Listed Jurisdiction"); or

•	has a permanent establishment located in a Listed Jurisdiction to which the interest payment is attributable; or

•	is entitled to the interest payment with the main purpose or one of the main purposes of avoiding taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions; or

•	is not considered to be the recipient of the interest in its jurisdiction of residence because such jurisdiction treats another entity as the recipient of the interest (a hybrid mismatch); or

•	is not resident in any jurisdiction (also a hybrid mismatch); or

•	is a reverse hybrid (within the meaning of Article 2(12) of the Dutch Corporate Income Tax Act; Wet op de vennootschapsbelasting 1969), if and to the extent (x) there is a participant in the reverse hybrid holding a Qualifying Interest in the reverse hybrid, (y) the jurisdiction of residence of the participant holding the Qualifying Interest in the reverse hybrid treats the reverse hybrid as transparent for tax purposes and (z) such participant would have been subject to Dutch withholding tax in respect of the payments of interest without the interposition of the reverse hybrid;

all within the meaning of the Dutch Withholding Tax Act 2021.

Affiliated entity

For purposes of the Dutch Withholding Tax Act 2021, an entity is considered an “affiliated entity” in respect of the Issuer if:

•	such entity has a Qualifying Interest (as defined below) in the Issuer; or

•	the Issuer has a Qualifying Interest in such entity; or

•	a third party has a Qualifying Interest in both the Issuer and such entity.

The term "Qualifying Interest" means a directly or indirectly held interest – either by an entity individually or jointly if an entity is part of a qualifying unity (kwalificerende eenheid) – that enables such entity or such qualifying unity to exercise a definite influence over another entity's decisions, such as the Issuer’s decisions, and allows it to determine the other entity's activities (within the meaning of case law of the European Court of Justice on the right of freedom of establishment (vrijheid van vestiging).

Holders of Notes that are related entities in respect of the Issuer should be aware that the Issuer may not be required to gross-up interest payments in the event that Dutch withholding tax is levied on any amounts payable under the Notes. Please refer to the exceptions as described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Dutch Individual and Corporate Income Tax

Please note that this section does not describe the tax considerations for:

•	holders of the Notes if such holders have a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in the Issuer under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001);

•	pension funds, investment institutions (fiscale beleggingsinstellingen) and tax-exempt investment institutions (vrijgestelde beleggingsinstellingen) (each as defined in the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969)) and other entities that are, in whole or in part, not subject to or exempt from Dutch corporate income tax; and

•	holders of Notes who are individuals and for whom the Notes or any benefit derived from the Notes are a remuneration or deemed to be a remuneration for activities performed by such holders or certain individuals related to such holders (as defined in the Dutch Income Tax Act 2001).

Generally speaking, a holder of notes has a substantial interest in the Issuer (as referred to under (i) above) if it has, directly or indirectly (and, in the case of an individual, alone or together with certain relatives) (i) the ownership of, a right to acquire the ownership of, or certain rights over, shares representing 5 per cent. or more of either the total issued and outstanding capital of the Issuer or the issued and outstanding capital of any class of shares of the Issuer, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 per cent. or more of either the annual profit or the liquidation proceeds of the Issuer. A deemed substantial interest may arise if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

Dutch Resident Entities

Generally speaking, if the holder of Notes is an entity that is a resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (a “Dutch Resident Entity”), any payment under the Notes or any gain or loss realized on the disposal or deemed disposal of the Notes is subject to Dutch corporate income tax at the prevailing statutory rates (up to 25.8% for 2025).

Dutch Resident Individuals

If the holder of Notes is an individual resident or deemed to be resident of the Netherlands for Dutch income tax purposes (a “Dutch Resident Individual”), any payment under the Notes or any gain or loss realized on the disposal or deemed disposal of the Notes is taxable at the progressive Dutch income tax rates (with a maximum of 49.5% in 2025), if:

(i)	the Notes are attributable to an enterprise from which the holder of Notes derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

(ii)	the holder of Notes is considered to perform activities with respect to the Notes that go beyond ordinary asset management (normaal, actief vermogensbeheer) or derives benefits from the Notes that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

If the above-mentioned conditions (i) and (ii) do not apply to the individual holder of Notes, such holder will be taxed annually on a deemed return. The deemed return is between 1.44% and 5.88% (2025 rates) of the fair market value of the assets reduced by the liabilities (2.62%; 2025 rate) and by certain allowances and measured, in general, at the beginning of every calendar year, where the applicable deemed return depends on the amount of such Dutch Individual's net investment assets for the year. This resulting deemed return is subsequently taxed at the standard rate under the regime for savings and investments of 36% (2025 rate). Actual income, gains or losses in respect of the Notes are as such not subject to Dutch income tax.

However, based on rulings of the Dutch Supreme Court (Hoge Raad) of 6 June 2024, the current system of taxation based on deemed returns is held to be in conflict with European law if the deemed return applied to the relevant investments exceeds the actual return in the relevant calendar year. The Dutch Government has been working on the introduction of a new regime for savings and investments based on actual returns rather than a deemed return, but this new regime should only enter into force as of 2028. Prospective investors should carefully consider the tax consequences of this Dutch Supreme Court ruling and upcoming legislation and consult their own tax adviser about their own tax situation.

Non-residents of the Netherlands

A holder of Notes will not be treated as a resident of the Netherlands by reason only of the holding of a Note or the execution, performance, delivery and/or enforcement of the Notes.

A holder who is not a resident of the Netherlands, nor deemed to be a resident, is not taxable on income derived from the Notes and capital gains realized upon the disposal or redemption of the Notes, except if:

(i)	such holder is an individual and derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of the enterprise, other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a (deemed) permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) that is taxable in the Netherlands, to which the Notes are attributable;

(ii)	the holder is an individual and derives benefits from miscellaneous activities (overige werkzaamheden) carried out in the Netherlands in respect of the Notes, including without limitation activities which are beyond the scope of active portfolio investment activities; or

(iii)	the holder is not an individual and is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands, other than by way of securities, and to which enterprise the Notes are attributable.

Dutch Gift and Inheritance Taxes

No Dutch gift or inheritance taxes are due in respect of any gift of Notes by, or inheritance of the Notes on the death of a holder, except if:

(i)	at the time of the gift or death of the holder, the holder is a resident, or is deemed to be a resident, of the Netherlands or the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be a resident of the Netherlands;

(ii)	the holder dies within 180 days after the date of the gift of the Notes and is not, or not deemed to be, at the time of the gift, but is, or deemed to be, at the time of his or her death, a resident of the Netherlands; or

(iii)	the gift of the Notes is made under a condition precedent and the holder is a resident.

For purposes of Dutch gift and inheritance taxes, among others, a person that holds Dutch nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his/her death. Additionally, for purposes of Dutch gift tax, among others, a person not holding Dutch nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Other Taxes and Duties

No other Dutch taxes, including value-added tax (VAT) and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of a holder of the Notes in the Netherlands by reason only of the purchase, ownership and disposal of the Notes.

The Proposed Financial Transactions Tax

On 14 February 2013, the European Commission published a proposal, for a directive for a common financial transactions tax (the “FTT”), in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “Participating Member States”). Political consensus on a final directive for the FTT was not achieved until today. Additional EU Member States may decide to participate and/or certain of the Participating Member States may decide to withdraw (in addition to Estonia, which meanwhile withdrew).

Whether the FTT will ultimately be implemented and, if so, in what form, as well as the transactions that may be covered by it, is uncertain at this stage. If enacted, the FTT could apply under certain circumstances to transactions involving the Notes. The mechanism by which the FTT would be applied and collected is not yet known, but if the FTT or any similar tax is adopted, transactions in the Notes could be subject to higher costs, and the liquidity of the market for the Notes may be diminished.

Prospective holders of the Notes are advised to seek their own professional advice in relation to the consequences of the FTT that could be associated with subscribing for, purchasing, holding and disposing of the Notes.

Brazilian Tax Considerations

The following discussion is a summary of the Brazilian tax considerations relating to the acquisition, ownership or disposition of the Notes by an individual, entity, trust or organization that is not resident or domiciled in Brazil for purposes of Brazilian taxation (“Non Resident Holder”). The following is a general discussion only, and, therefore, it does not specifically address all of the Brazilian tax considerations applicable to any particular Non Resident Holder. It is based upon the tax laws and regulations of Brazil as in effect on the date of this prospectus supplement, which are subject to change, possibly with retroactive effect, and to differing interpretations, which may result in different tax consequences than those described below.

PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NOTES.

Interest

Generally, a holder that is a Non Resident Holder is taxed in Brazil only when income is derived from Brazilian sources or gains are realized on the disposition of assets located in Brazil. Therefore, based on the fact that the Issuer is considered domiciled abroad, any income (including interest and original issue discount, if any) paid by the Issuer in respect of the Notes issued by it in favor of a Non Resident Holder should not be subject to withholding or deduction in respect of Brazilian income tax or any other taxes, duties, assessments or governmental charges in Brazil, provided that such payments are made with funds held by the Issuer outside of Brazil.

Capital Gains on the Sale or Disposition of Notes

According to Law No.10,833 of December 29, 2003 gains realized on the disposition (including, under certain circumstances, as a result of the assumption of the Issuer’s obligations by a Substitute Issuer, as described under “Description of the Notes—Substitution of the Issuer”) or sale of assets located in Brazil by a Non Resident Holder are subject to income tax in Brazil, regardless of whether the sale or the disposition is made by a Non Resident Holder to another non-resident or to a resident in Brazil.

Based on the fact that the Notes are issued and registered abroad, gains on the sale or other disposition of the Notes made outside Brazil by a non-resident of Brazil should not be subject to Brazilian taxes. Notwithstanding, considering the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation will prevail in the courts of Brazil.

If gains recognized by a Non Resident Holder from the sale or other disposition of the Notes were to be subject to income tax in Brazil, under current law such gains generally would be subject to income tax in Brazil at progressive rates from 15% to 22.5% (depending on the amount of the gain: (i) 15% for the part of the gains up to R$5 million, (ii) 17.5% for the part of the gain that exceeds R$ 5 million but does not exceed R$10 million, (iii) 20% for the part of the gain that exceeds R$10 million but does not exceed R$30 million, and (iv) 22.5% for the part of the gain that exceeds R$30 million) or 25%, if such Non Resident Holder is located in a country or locality which does not impose any income tax or which impose it at a maximum rate lower than 17% or where the internal laws impose restrictions on the disclosure of ownership composition, or do not allow the identification of the effective beneficiary of the income attributed to non-residents), unless a lower rate is provided for in an applicable tax treaty between Brazil and the country where the Non Resident Holder is domiciled.

Payments made by Guarantor

In the event the Issuer fails to timely pay principal, interest or any other amounts that may be due and payable in respect of the Notes, the Guarantor, which is considered, for purposes of Brazilian taxation, resident or domiciled in Brazil, will be required to pay such amount to the Non Resident Holder. In spite of the lack of a clear regulation regarding payments by a person who is resident or domiciled in connection with this type of obligation, we believe that there are grounds to sustain that this transaction should be viewed as a new credit transaction between the Issuer and the Guarantor, which is not subject to taxation in Brazil. If this view does not prevail in case of a tax dispute, the amounts paid by the Guarantor to a Non Resident Holder in respect of the Notes (including any Additional Amount to ensure that the non-resident holder receives the amounts due in respect of the Notes net of income tax) could be subject to the Brazilian withholding income tax at a rate of up to 25%, as discussed above, depending on the nature of the payment and the location of the Non Resident Holder.

Discussion of Low or Nil Tax Jurisdictions

According to Law No 9,430, dated December 27, 1996, as amended, a “Low or Nil Tax Jurisdiction” is a country or location that (1) does not impose taxation on income, (2) imposes the income tax at a rate lower than 17% or (3) imposes restrictions on the disclosure of shareholding composition or investment ownership.

Additionally, on June 23, 2008, Law No. 11,727 introduced the concept of “Privileged Tax Regime,” which was amended by Law 14,596/23.According to the law in force, a Privileged Tax Regime is considered to be a regime that: (i) does not tax income or taxes income at a maximum rate lower than 17%; (ii) grants tax advantages to a non-resident entity or individual (a) without the need to carry out a substantial economic activity in the country or territory, or (b) conditioned to the non-exercise of a substantial economic activity in the country or dependency; (iii) does not tax income generated outside the jurisdiction, or that taxes such income at a maximum rate lower than 17%; or (iv) restricts the ownership disclosure of assets and ownership rights or restricts disclosure about economic transactions carried out.

In addition, on June 4, 2010, the Brazilian tax authorities enacted Normative Instruction No. 1,037 listing (1) the countries and jurisdictions considered as Low or Nil Taxation Jurisdiction or where the local legislation does not allow access to information related to the shareholding composition of legal entities, to their ownership or to the identity of the effective beneficiary of the income attributed to non-residents and (2) the Privileged Tax Regimes.

Although we believe that the best interpretation of the current tax legislation could lead to the conclusion that the above-mentioned Privileged Tax Regime concept should apply solely for purposes of Brazilian transfer pricing and thin capitalization rules, or other cases specifically provided by Brazilian law, it is not possible to assure whether subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of a Privileged Tax Regime provided by Law No. 11,727 will also apply for purposes of the imposition of Brazilian withholding income tax payments under the Guarantee by the Guarantor to Non Resident Holders. However, the current understanding of the Brazilian tax authorities is in the sense that the 25% rate of withholding income tax is not applicable if the Non-Resident Holder is in a “Privileged Tax Regime” (Answer to Advance Tax Ruling Request COSIT No. 575, of December 20, 2017).

We recommend that prospective investors consult their own tax advisers from time to time to verify any possible tax consequences arising under Normative Ruling No. 1,037 and the above mentioned laws. In any case, if the Brazilian tax authorities determine that payments under the Guarantee by the Guarantor to Non Resident Holders located in a “Privileged Tax Regime” are subject to the same rules applicable to payments made to Non-Resident Holders located in a Low or Nil Tax Jurisdiction, the withholding income tax applicable to such payments could be assessed at a 25% rate.

Other Tax Considerations

In addition to withholding income tax, Brazilian law imposes a Tax on Foreign Exchange Transactions (Imposto sobre Operações de Crédito, Câmbio e Seguro, ou Relativas a Títulos e Valores Mobiliários), or IOF/Exchange, due on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. The current applicable rates for most types of foreign exchange transactions is 0.38% for the inflow of funds into Brazil and 3.5% for the outflow of funds from Brazil. However, other rates apply to specific types of transactions.

Stamp, Transfer or Similar Taxes

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

Prospective purchasers of Notes are advised to consult with their tax advisors as to the consequences under the tax laws of the country of which they are residents, of a purchase of Notes, including, but not limited to, the consequences of receipt of interest or capital gain and sale redemption of Notes.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations that may be relevant to U.S. holders (as defined below). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Notes that will hold Notes as capital assets and acquired Notes upon original issuance at their original issue price. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, entities or arrangements taxed as partnerships for U.S. federal income tax purposes or the partners therein, persons subject to the alternative minimum tax, or U.S. holders that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under U.S. state, local, non-U.S. tax laws, the Medicare tax on net investment income, special timing rules prescribed under section 451(b) of the Code or from the possible applicability of U.S. federal gift or estate tax laws. Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below. Furthermore, this discussion does not address all of the U.S. federal income tax considerations that may be relevant to a potential investor whose 2026 Notes or 2027 Notes are repurchased in the Tender Offer, and such persons should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the redemption of their 2026 Notes or 2027 Notes pursuant to the Tender Offer and the acquisition of the Notes pursuant to this offering, including the potential for the transactions to be characterized as an exchange. The Issuer intends for the sale of such Notes pursuant to the Tender Offer to be treated as a sale for cash for U.S. federal income tax purposes.

As used herein, a “U.S. holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the Note.

Each U.S. holder should consult its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of the Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of U.S. state, local or other tax laws.

U.S. Holders

Payments of Interest and Additional Amounts. The gross amount of stated interest and Additional Amounts (i.e., without reduction for withholding tax at the appropriate withholding tax rate applicable to the U.S. holder) will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. In general, however, if the Notes are issued with OID at or above a de minimis threshold, a U.S. holder will be required to include OID in gross income, as ordinary income, under a “constant yield method” before the receipt of cash attributable to such income, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Subject to generally applicable limitations and conditions, Brazilian interest withholding tax paid at the appropriate rate applicable to the U.S. holder may be eligible for credit against such U.S. holder’s U.S. federal income tax liability. These generally applicable limitations and conditions include requirements adopted by the U.S. Internal Revenue Service (“IRS”) in regulations promulgated in December 2021 and any Brazilian tax will need to satisfy these requirements in order to be eligible to be a creditable tax for a U.S. holder. In the case of a U.S. holder that consistently elects to apply a modified version of these rules under temporary guidance and complies with specific requirements set forth in such guidance, the Brazilian tax on interest generally will be treated as meeting the requirements and therefore as a creditable tax. In the case of all other U.S. holders, the application of these requirements to the Brazilian tax on interest is uncertain and we have not determined whether these requirements have been met. If the Brazilian interest tax is not a creditable tax or the U.S. holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year, the U.S. holder may be able to deduct the Brazilian tax in computing such U.S. holder’s taxable income for U.S. federal income tax purposes. There are substantial limitations to the deductibility of taxes for non-corporate U.S. holders. Interest and Additional Amounts will constitute income from sources without the United States and, for U.S. holders that elect to claim foreign tax credits, generally will constitute “passive category income” for foreign tax credit purposes.

The availability and calculation of foreign tax credits and deductions for foreign taxes depend on a U.S. holder’s particular circumstances and involve the application of very complex rules to those circumstances. The temporary guidance discussed above also indicates that the Treasury and the IRS are considering proposing amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S. holders should consult their own tax advisors regarding the application of these rules to their particular situations.

Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a Note (including, under certain circumstances, the assumption of the Issuer’s obligations by a Successor Issuer, as described under “Description of the Notes—Substitution of the Issuer”), a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the U.S. holder’s tax basis in such Note. A U.S. holder’s tax basis in a Note will generally equal the cost of the Note to such holder. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

A U.S. holder generally will not be entitled to credit any Brazilian tax imposed on the sale or other disposition of the Notes against such U.S. holder’s U.S. federal income tax liability, except in the case of a U.S. holder that consistently elects to apply a modified version of the U.S. foreign tax credit rules that is permitted under temporary guidance and complies with the specific requirements set forth in such guidance. Additionally, capital gain or loss recognized by a U.S. holder on the sale or other disposition of the Notes generally will be U.S. source gain or loss for U.S. foreign tax credit purposes. Consequently, even if the withholding tax qualifies as a creditable tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to generally applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. If the Brazilian tax is not a creditable tax, the tax would reduce the amount realized on the sale or other disposition of the Notes even if the U.S. holder has elected to claim a foreign tax credit for other taxes in the same year. The temporary guidance discussed above also indicates that the Treasury and the IRS are considering proposing amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules to a sale or other disposition of the Notes and any Brazilian tax imposed on such sale or disposition

Substitution of the Issuer. The terms of the Notes provide that, in certain circumstances, the obligations of the Issuer under the Notes may be assumed by another entity. See “Description of the Notes—Substitution of the Issuer.” Any such assumption might be treated for U.S. federal income tax purposes as a deemed disposition of Notes by a U.S. holder in exchange for new notes issued by the new obligor. As a result of this deemed disposition, a U.S. holder could be required to recognize capital gain or loss (subject in the case of a loss, to the application of the wash sale rules) for U.S. federal income tax purposes equal to the difference, if any, between the issue price of the new notes (as determined for U.S. federal income tax purposes), and the U.S. holder’s tax basis in the Notes. The Issuer has no obligation to indemnify the holder for such tax. U.S. holders should consult their tax advisers concerning the U.S. federal income tax consequences to them of a change in obligor with respect to the Notes.

Specified Foreign Financial Assets. Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include Notes issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part.  Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Notes, including the application of the rules to their particular circumstances.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the Notes made to, and the proceeds of dispositions of Notes effected by a holder that is a United States person (as defined in the Code). In addition, United States persons may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. A holder that is not a United States person may be required to comply with applicable certification procedures to establish its exemption from information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

The Issuer intends to offer the Notes through several underwriters, for whom BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as the representatives. Subject to the terms and conditions contained in a terms agreement and the underwriting agreement between the representatives and the Issuer, the Issuer and Suzano have agreed to sell to the underwriters and the underwriters have agreed to purchase, severally and not jointly, from the Issuer, the principal amount of the Notes listed below opposite each of their names.

Underwriter		Principal Amount of Notes
BNP Paribas Securities Corp.	US$
BofA Securities, Inc.	US$
Itau BBA USA Securities, Inc.	US$
J.P. Morgan Securities LLC	US$
Mizuho Securities USA LLC	US$
Rabo Securities USA, Inc.	US$
Credit Agricole Securities (USA) Inc.	US$
Goldman Sachs & Co. LLC	US$
HSBC Securities (USA) Inc.	US$
MUFG Securities Americas Inc.	US$
Banco Safra S.A., acting through its Cayman Islands Branch	US$
Santander US Capital Markets LLC	US$
Scotia Capital (USA) Inc.	US$
SMBC Nikko Securities America, Inc.	US$
UBS Securities LLC	US$
TOTAL	US$

Subject to the terms and conditions set forth in the relevant underwriting agreement and the terms agreement, the underwriters have, severally and not jointly, agreed to purchase all of the Notes sold pursuant to the terms agreement if any of these Notes are purchased. If an underwriter defaults, the terms agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the terms agreement may be terminated.

The Issuer and Suzano have agreed to indemnify each underwriter, the directors, officers, employees, affiliates and agents of each underwriter and each person who controls each underwriter within the meaning of either the Securities Act, or the U.S. Securities Exchange Act of 1934, as amended, against certain losses, claims, damages or liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The Issuer and Suzano have agreed that the we will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose or enter into any discussions or negotiations regarding the issuance, offering or sale of any U.S. dollar-denominated debt securities issued or guaranteed by the Issuer or Suzano and having a tenor of more than one year.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the terms agreement and the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters may offer and sell the Notes through certain of their affiliates.

We expect that delivery of the Notes will be made against payment therefor on or about                , 2025, which will be the          business day in New York following the date of pricing of the Notes (this settlement cycle being referred to as “T+        ”).  Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to the first business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+        , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on          should consult their own advisors.

Commissions and Discounts

The underwriters initially propose to offer the Notes directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of               % of the principal amount of the Notes. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of               % of the principal amount of the Notes to certain other brokers or dealers. After the initial offering of the Notes to the public, the underwriters may vary the offering prices and other selling terms of the Notes from time to time. The expenses of the offering, not including the underwriting discount, are estimated to be US$              million.

Trading Market

The Notes are a new issue of securities with no established trading market. Application will be made to list the Notes on the New York Stock Exchange in accordance with the rules and regulations of the New York Stock Exchange, subject to the satisfaction of its minimum listing standards. The Issuer does not intend to apply for listing of the Notes on any other securities exchange or for quotation of the Notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither the underwriters, the Issuer nor Suzano make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the underwriters, the Issuer nor Suzano make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus come must inform themselves of and observe any of these restrictions.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2(e) of Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing packaged retail and insurance based investment or otherwise making them available to retail investors in the EEA has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of assimilated law by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”), and any rules or regulations made thereunder to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of assimilated law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of assimilated law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering, selling or distributing packaged retail and insurance based investment products or otherwise making them available to retail investors in the UK has been prepared, and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. References in this section titled “Prohibition of sales to UK retail investors” to UK legislation include any successor legislation to that legislation.

United Kingdom

Each of the underwriters, severally and not jointly, has represented and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by them in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Securities in, from or otherwise involving the United Kingdom.

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Switzerland

This prospectus supplement is not intended to constitute, and does not constitute, an offer to the public or solicitation to purchase or invest in the Notes described herein. The Notes have not been and will not be publicly offered, directly or indirectly, in Switzerland, within the meaning of the Swiss Financial Services Act (the “FinSA”) except (i) to any investor that qualifies as a professional within the meaning of the FinSA, and (ii) in any other circumstance qualifying as an exemption within the meaning of article 36 paragraph 1 of the FinSA, provided in each case, that no such offer of Notes referred to in clauses (i) and (ii) above shall require the publication of a prospectus for offers of the Notes in Switzerland pursuant to the FinSA. The Notes have not been and shall not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland. The Notes will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Chile

The Notes may not be offered or sold in Chile, directly or indirectly, by means of a “Public Offer” (as defined under the Chilean Securities Market Law and regulations from the Financial Market Commission (“CMF”)). Chilean institutional investors (such as banks, pension funds and insurance companies) are required to comply with specific restrictions relating to the purchase of the Notes. Pursuant to Chilean law, a public offering of securities is an offering that is addressed to the general public or to certain specific categories or groups thereof. Considering that the definition of public offering is broad, even an offering addressed to a small group of investors may be considered to be addressed to a certain specific category or group of the public and therefore be considered public under applicable law.

On June 27, 2012, the CMF issued Norma de Carácter General No. 336 (General Rule No. 336, hereinafter “NCG 336”), which is intended to govern the private offering of securities in Chile. NCG 336 provides that the offering of securities that meet the conditions described therein shall not be considered public offerings in Chile and shall be exempted from complying with the general rules applicable to public offerings.

The following information is provided to prospective investors pursuant to NCG 336: (i) Date of commencement of the offer is the date set forth on the cover page of this prospectus supplement; the offer of the Notes is subject to CMF rule (norma de carácter general) No. 336, dated June 27, 2012, as amended, issued by the CMF; (ii) The subject matter of this offer are securities not registered with the securities registry (registro de valores) or the foreign securities registry (registro de valores extranjeros) kept by the CMF. As a consequence, the Notes are not subject to the oversight of the CMF; (iii) Since the Notes are not registered in Chile, the issuer is not obliged to provide public information about the Notes in Chile; and (iv) The Notes shall not be subject to public offering in Chile unless registered with the relevant securities registry kept by the CMF.Colombia

Colombia

The Notes may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Decree 2555 of 2010 to offer privately the Notes to their Colombian clients.

Peru

The Notes and the information contained in this prospectus supplement are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the Notes and therefore, the disclosure obligations set forth therein will not be applicable to the Issuer or the sellers of the Notes before or after their acquisition by prospective investors. The Notes and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the SMV nor have they been registered under the Peruvian Securities Market Law (Ley del Mercado de Valores) or any other Peruvian regulations. Accordingly, the Notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian regulations and complies with the provisions on private offerings set forth therein.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes, has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 as amended, the “Financial Instruments and Exchange Act”). Accordingly, the Notes will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to , or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA (as defined below)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)            a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)            a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1)            to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)            where no consideration is or will be given for the transfer;

(3)            where the transfer is by operation of law;

(4)            as specified in Section 276(7) of the SFA; or

(5)            as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Section 309B(1) Notification - In connection with Section 309B of the SFA and the CMP Regulations 2018, the Issuer has determined, and hereby notifies all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the Notes are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Brazil

The offer and sale of the Notes have not been and will not be registered with the Brazilian Securities Commission (comissão de valores mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations the Notes will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the Notes through a non- Brazilian account, with settlement outside Brazil in non-Brazilian currency. the trading of these securities on regulated securities markets in Brazil is prohibited.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement, (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

General

Purchasers of Notes sold outside the United States may be required to pay stamp taxes and other charges in compliance with the laws and practices of the country of purchase in addition to the price to investors on the cover page of this prospectus supplement.

The underwriters have advised us that they intend to make a market in the Notes as permitted by applicable law. They are not obligated, however, to make a market in the Notes and any market-making may be discontinued at any time at their sole discretion.

Further Information Regarding the Plan of Distribution

Banco Safra S.A., acting through its Cayman Islands Branch is not a broker-dealer registered with the SEC, and therefore may not make sales of any Notes in the United States to U.S. persons. Its representative broker-dealer is Safra Securities LLC.

Other Relationships

The underwriters or their respective affiliates from time to time have provided in the past, and may provide in the future, services such as investment banking, financial advisory, securities trading, investment management, principal investment, hedging, broker dealer and commercial banking services to us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and commissions and reimbursement of expenses. In addition, the underwriters, either directly or through affiliates, are lenders under one or more of our outstanding credit facilities and/or with respect to other indebtedness. In their capacity as lenders, the underwriters may in the future seek a reduction of a loan commitment to us, or impose incremental pricing or collateral requirements with respect to such facilities or credit agreements.

In addition, in the ordinary course of their respective business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their respective customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates, who have a lending relationship with us, routinely hedge, and certain other of those underwriters or their affiliates may hedge or otherwise reduce, their credit exposure to us, consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters or their affiliates may hold an interest in the 2026 Notes or 2027 Notes that are the subject of the Tender Offer and that will be repurchased with the proceeds of this offering. Because the underwriters or their affiliates may receive a portion of the proceeds from this offering, the underwriters may be deemed to have a “conflict of interest” with us. Certain of the underwriters are also acting as dealer managers with respect to the Tender Offers. See “Summary—Recent Developments—Tender Offer”).

ENFORCEABILITY OF CIVIL LIABILITIES

Brazil

All, or substantially all, of Suzano’s directors and officers and certain advisors named herein reside outside the United States. As a result, it may not be possible, or it may be difficult, for you to effect service of process upon us or these other persons within the United States, or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our internal Brazilian general counsel that a final judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised us that a final judgment obtained outside Brazil against Suzano or the persons described above would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a sum certain of money rendered by any such court, provided that such judgment has been previously recognized by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça), or “STJ”. In order to be recognized by the STJ, a foreign judgment must meet the following conditions:

●	it must comply with all formalities necessary for its enforcement under the laws of the jurisdiction where it was rendered;

●	it must have been issued by a competent court after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of the parties’ absence (revelia) has been given, in accordance with applicable law;

●	it must be final and therefore not be subject to appeal;

●	it must be effective under the laws of the country where the foreign judgment is granted;

●	it must not be contrary to Brazilian national sovereignty, or public policy or good morals or violate human dignity;

●	it must not conflict with a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

●	it must not violate the exclusive jurisdiction of the Brazilian courts;

●	it must grant an injunction on an urgent matter (if applicable);

●	it must be translated into Portuguese language by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

●	it must be apostilled by a competent authority of the State from which the document emanates according to the Hague Convention of 5 October 1961 Abolishing the Requirement of Legalisation for Foreign Public Documents or, if such State is not signatory of the Hague Convention, duly authenticated by a competent Brazilian consulate or as otherwise provided by an international treaty to which Brazil is a signatory and be each case is accompanied by a certified sworn translation into Portuguese of such award or as otherwise provided by an international treaty to which Brazil is a signatory.

The recognition process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that recognition would be obtained, that the recognition process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment, including for violation of the securities laws of countries other than Brazil, including the federal securities laws of the United States.

We have been advised by our internal Brazilian general counsel that:

●	original actions may be brought in connection with this prospectus supplement predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce such liabilities in such actions against Suzano or its directors and officers thereof and certain advisors named herein, provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, national sovereignty or equitable principles and provided further that Brazilian courts can assert jurisdiction over such actions (although pursuant to our bylaws disputes between us and our shareholders are required to be resolved through arbitration, this mandatory arbitration requirement does not apply to actions against us, whether by holders of our shares or of our ADSs, that are not predicated on Brazilian laws); and

●	the ability of a creditor to satisfy a judgment by attaching certain assets of Suzano or its directors and officers and certain advisors named herein is limited by provisions of Brazilian law, given that assets are located in Brazil.

A plaintiff (whether Brazilian or non-Brazilian) that resides outside Brazil or is outside Brazil during the course of the litigation in Brazil must provide a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of payments under the Notes or the Guarantee. The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by a Brazilian judge. This requirement does not apply (1) when an exemption is provided by an international agreement or treaty that Brazil is a signatory; (2) in the case of claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits, which is not the case of the Notes or the Guarantee), in the case of enforcement of foreign judgments that have been duly recognized by the STJ; (3) counterclaims as established, according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil); or (4) the plaintiff owning real property in Brazil that could be sufficient to secure payment. Notwithstanding the foregoing, we cannot assure you that recognition of any judgment will be obtained, that the process described above can be conducted in a timely manner, or that Brazilian courts will enforce a judgment for violation of the federal securities laws of the United States with respect to the Notes.

In addition, if proceedings were brought in the courts of Brazil seeking to enforce the obligations of Suzano under the Notes, it would not be required to discharge its obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than Brazilian currency, which is payable in Brazil, may only be satisfied in Brazilian currency at the exchange rate prevailing on the market on the date of payment, as published by the Brazilian Central Bank (Banco Central do Brasil), or Central Bank. Accordingly, if Suzano were to be declared bankrupt, all of its credits denominated in foreign currencies would be converted into reais at the prevailing rate on the date of the declaration. We cannot assure that such rate of exchange will afford full compensation of the amount invested in the Notes plus any accrued interest.

VALIDITY OF THE NOTES

The validity of the Notes, including the Guarantee, offered and sold in this offering will be passed upon for the Issuer and Suzano by Cleary Gottlieb Steen & Hamilton LLP and for the underwriters by Milbank LLP. Certain matters of Dutch law relating to the Notes will be passed upon by Norton Rose Fulbright LLP, Dutch counsel for Suzano and the Issuer. Certain matters of Brazilian law relating to the Notes will be passed upon by Machado Meyer Advogados, Brazilian counsel for Suzano and the Issuer and Pinheiro Guimarães, Brazilian counsel for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus supplement. We incorporate by reference the following documents:

●	our current report on Form 6-K furnished to the SEC on September 2, 2025 (SEC Accession No: 0001104659-25-086003), containing the discussions of our results of operations for the six-month periods ended June 30, 2025 and summarizing certain recent developments;

●	our current report on Form 6-K furnished to the SEC on August 7, 2025 (SEC Accession No: 0000909327-25-000014), containing our unaudited condensed consolidated interim financial information as June 30, 2025;

●	our current report on Form 6-K furnished to the SEC on August 7, 2025 SEC Accession No: 0000909327-25-000013), relating to our market pulp production volume over the next 12 (twelve) months;

●	our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 28, 2025 (SEC Accession No. 0001628280-25-020368), which we refer to as the “Suzano’s 2024 Form 20-F”, containing our audited consolidated financial statements as of December 31, 2024 and 2023 and for the three years ended December 31, 2024, December 31, 2023 and December 31, 2022; and

●	Any future annual reports of Suzano on Form 20-F filed with, and all reports on Form 6-K that are designated in such reports as being incorporated by reference into this prospectus furnished to, the SEC after the date of this prospectus and prior to the termination of the offering.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Suzano’s Investor Relations Department located at Avenida Brigadeiro Faria Lima, 1,355, 7th floor, São Paulo, SP, 01452-919, Brazil (telephone: +55 (11) 3503-9000), e-mail: ri@suzano.com.br).

P R O S P E C T U S

Suzano Austria GmbH	Suzano Netherlands B.V.

Guaranteed Debt Securities	Guaranteed Debt Securities
Suzano S.A. Guarantees

Suzano Austria GmbH and Suzano Netherlands B.V. may each from time to time issue debt securities guaranteed by Suzano S.A. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest.

Investing in our securities involves risks. See the “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, and, if any, in the relevant prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

April 30, 2025

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Suzano”, the “Company,” or the “Guarantor” mean Suzano S.A. and its consolidated subsidiaries taken as a whole, references to “Suzano Austria” mean Suzano Austria GmbH, and references to “Suzano Netherlands” mean Suzano Netherlands B.V.. Terms such as “we”, “us” and “our” generally refer to Suzano, Suzano Austria and Suzano Netherlands, unless the context requires otherwise.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time the debt securities described in this prospectus in one or more offerings.

This prospectus only provides a general description of the securities and guarantees that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, any accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the information requirements of the United States Exchange Act of 1934 (“Exchange Act”), applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Common shares of Suzano, represented by ADSs, are listed on the New York Stock Exchange under the symbol “SUZ”. Additional information concerning us and our securities may be available through the New York Stock Exchange.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, principally under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have based these forward-looking statements largely on our current expectations about future events and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including among other things:

•	our management and future operation;

•	the implementation of our main operational strategies, including our potential participation in acquisitions, joint venture transactions or other investment opportunities;

•	general economic, political and business conditions, both in Brazil and in our principal export markets;

•	industry trends and the general level of demand for, and change in the market prices of, our products;

•	existing and future governmental regulation, including tax, labor, pension and environmental laws and regulations and import tariffs in Brazil and in other markets in which we operate or to which we export our products;

•	the competitive nature of the industries in which we operate;

•	our level of capitalization, including the levels of our indebtedness and overall leverage;

•	the cost and availability of financing;

•	our compliance with the covenants contained in the instruments governing our indebtedness;

•	the implementation of our financing strategy and capital expenditure plans;

•	the impact of the ongoing wars in Ukraine and in the Middle East, the economic sanctions imposed on Russia and their impact on the global economy, which are highly uncertain and difficult to predict;

•	inflation and fluctuations in currency exchange rates, including the Brazilian real and the U.S. dollar;

•	legal and administrative proceedings to which we are or may become a party;

•	the volatility of the prices of the raw materials we sell or purchase to use in our business;

•	our ability to comply with our ESG targets and commitments;

•	the implementation of new technologies to mitigate operational risks or achieve our ESG targets and commitments;

•	compliance with financial covenants;

•	changes in labor costs, maintenance costs

•	other statements included in this annual report that are not historical; and

•	other factors or trends affecting our financial condition or results of operations, including those factors identified or discussed under “Risk Factors.”

The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,”, “plan”, “potential” “should,” “target”, “would,” “will,” “understand” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking information, events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Our actual results and performance may differ substantially from the forward-looking statements included in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The SEC allows us to “incorporate by reference” information filed with and/or furnished to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with and/or furnish to the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

1.	our annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 28, 2025 (File 001-38755 and SEC Accession No. 0001628280-25-020368);

2.	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the debt securities offered by this prospectus;

3.	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus .

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Suzano’s Investor Relations Department located at Avenida Brigadeiro Faria Lima, 1,355, 7th floor, São Paulo, SP, 01452-919, Brazil (telephone: +55 (11) 3503-9000, e-mail: ri@suzano.com.br).

SUZANO

With 100 years of experience, we operate mainly in the pulp (paper grade and fluff) and paper (paperboard, printing and writing and tissue) segments. We believe that we are one of the largest vertically integrated producers of pulp and paper in Latin America and, according to Hawkins Wright, we were the largest producer of eucalypt pulp in the world and virgin market pulp in the world in 2024. As other Brazilian eucalyptus pulp producers, we have one of the lowest cost of pulp production in the world. We believe our modern technology of plantation and harvesting and our strategic location for plantation facilities are among our competitive strengths. We believe we are one of Brazil’s largest paper producers, and based on data from IBÁ, we accounted for nearly 43% of the printing and writing paper and 25% of the paperboard produced in Brazil in 2024.

Our structure includes administrative offices in Salvador and São Paulo, two integrated pulp and paper production facilities in the state of São Paulo (Suzano and Limeira units), a non-integrated paper production facility in the state of São Paulo (Rio Verde unit), an integrated pulp, paper and tissue facility in the state of Bahia (Mucuri unit), an integrated pulp and tissue facility in the state of Maranhão (Imperatriz unit), two paper facilities in the states of Pará and Ceará (Facepa), and FuturaGene, a biotechnology research and development unit. We also own pulp production facilities in the state of Espírito Santo (Aracruz unit), in the state of São Paulo state (Jacareí Unit), two units in the state of Mato Grosso do Sul (Três Lagoas unit and Ribas do Rio Pardo unit) and 50% equity participation in Veracel together with Stora Enso, an industrial unit located in Eunápolis (in the state of Bahia).

After we completed the acquisition of Kimberly-Clark's Tissue business, our structure also includes a tissue facility in the state of São Paulo (Mogi das Cruzes unit). In October 2024, we completed the acquisition of an integrated paper production mill in Pine Bluff and an extrusion and conversion facility in Waynesville, in the US. Both assets were previously owned by Pactic Evergreen. We own one of the largest distribution structures for paper and graphic products in South America, maintain a office in China and have subsidiaries in the United States, Switzerland, Argentina, and Austria. Our eucalyptus pulp production satisfies 100% of our requirements for paper production, and we sell the remaining production as market pulp. As of December 31, 2024 our total eucalyptus pulp installed capacity was 14.4 million tons per year. The scale of our production capacity, the proximity of our planted forests to our mills and the integration of our pulp and paper production process allow us to benefit from substantial economies of scale and low production costs.

Our Limeira, Suzano, Rio Verde and Jacareí mills are located near the city of São Paulo, the largest consumer market in Brazil according to data from IBÁ and RISI. These mills are located approximately 150 km from the port of Santos, an important export hub. They can supply both domestic and international markets in a competitive manner. Our Mucuri and Aracruz units are focused primarily on export markets. Mucuri is located approximately 250 km from Portocel, a port specialized in exporting pulp located in the state of Espírito Santo, in which Suzano holds a 51% stake, while Aracruz is located only three km from Portocel. The Imperatriz unit, in Maranhão, is also focused primarily on export markets. Its gateway for the external market is the Port of Itaqui, 600 km far from Imperatriz. Exports are carried from our mill to the ports by train, which allows for very competitive transportation costs. The Três Lagoas and Ribas do Rio Pardo unit, in Mato Grosso do Sul, are both focused on export markets, and most of its volume is transported by train to the Port of Santos, where all exporting volumes are shipped. The relatively short distances between our planted forests, our mills and most of our Brazilian customers or export facilities provide us with relatively low transportation costs.

Our shares are traded on the special listing segment of the B3 (Brasil, Bolsa, Balcão), which provides for the highest level of corporate governance in the Brazilian market, and our ADSs are traded on the NYSE.

SUZANO AUSTRIA

Suzano Austria is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria, registered under registration number FN 62444 f with the companies’ register (Firmenbuch) of the Commercial Court of Vienna, with its corporate seat in Vienna and its principal office at Jakov-Lind-Straße 13/5, 1020 Vienna, Austria. Suzano Austria is a wholly owned trading company, with indefinite term of duration, and its corporate purpose is the acquisition, sale and participation of and in other companies as well as the trade in, purchase and sale of, as well as the activity as a commercial agent in relation to, and the transport of, paper and pulp of any kind and quality as well as all other products that originate from wood processing and forest management. Suzano Austria’s capital is €36,336.42 and divided into quotas, all held and fully paid in by Suzano.

SUZANO NETHERLANDS

Suzano Netherlands is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands on December 12, 2023, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, having its registered office at Spaces Zuidas I, Office 4.10, Barbara Strozzilaan 201, 1083 HN Amsterdam, and registered with the trade register of the Dutch chamber of commerce under number 92243207. Suzano Netherlands is a wholly owned finance subsidiary of Suzano S.A., and its corporate object is to raise credit and/or liquid assets, including through the issuance of debt securities, for the purpose of financing the activities of Suzano S.A., its subsidiaries, other affiliates and/or companies in which Suzano S.A. holds a direct or indirect equity interest. The principal executive office of Suzano Netherlands is located at Avenida Professor Magalhães Neto, 1752, Pituba, Salvador, Bahia, Brazil.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make a payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along to you, as an indirect holder, principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue our debt securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to debt securities transfers. We will not recognize you as a holder of the debt securities and instead deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•	the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•	when the depositary notifies us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agent registered under the Exchange Act, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	when we notify the trustee that we wish to terminate the global security; or

•	when an event of default on debt securities has occurred and has not been cured. (Defaults are discussed later under “Description of Debt Securities—Events of Default.”)

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any warrant agent, any transfer agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 8 entitled “Street Name and Other Indirect Holders.”

DESCRIPTION OF DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other specifications that will be disclosed in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in a prospectus supplement. All references to Suzano in this section refer to Suzano S.A., and not to its consolidated subsidiaries.

Indentures

Any debt securities and guarantees that we issue will be governed by an indenture. The indenture is a contract entered into among either of Suzano Netherlands or Suzano Austria as issuer and Suzano as guarantor, and a trustee, currently The Bank of New York Mellon. The trustee under the indenture has two main roles:

a)	First, the trustee can enforce your rights against Suzano Austria and Suzano Netherlands if Suzano Austria or Suzano Netherlands defaults. There are some limitations on the extent to which the trustee acts on your behalf, described below under “—Events of Default.”

b)	Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Suzano Austria will issue debt securities guaranteed by Suzano under an indenture we refer to as the Suzano Austria indenture.

Suzano Netherlands will issue debt securities guaranteed by Suzano under an indenture we refer to as the Suzano Netherlands indenture.

The indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the Suzano Austria indenture and the Suzano Netherlands indenture with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Sections 1.13 and 1.15)

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series and to the Suzano Austria and Suzano Netherlands indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue original issue discount securities, which generally are debt securities that are offered and sold at or more than a de minimis amount of discount to their stated principal amount. We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to debt securities, including original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in any integral multiples of US$1,000 thereof. (Section 3.02)

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.06)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York, New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity that maintains the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Section 3.06)

You will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but you and the trustee may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar. (Section 3.06)

If we designate additional transfer agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular transfer agent. Suzano may also approve a change in the office through which any transfer agent acts or choose to act as our transfer agent.

If the debt securities are redeemable and we redeem less than all the debt securities of a particular series, we may block the transfer or exchange of debt securities to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. (Section 3.09)

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York City. We may also choose to pay interest by mailing checks. We may also arrange for additional payment offices, and we may cancel or change our use of these offices, including the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. (Section 10.02)

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to us or (if then held in trust) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 4.03)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records (Section 1.06). In addition, if the debt securities of a series are listed on a securities exchange, we will provide notice to the holders in accordance with the applicable rules of such exchange.

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities. Such changes may or may not require the consent of the holders, as described below.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby (Section 9.02). Those types of changes include:

a)	to reduce the principal amount of or change the stated maturity of any installment of principal of any debt security;

b)	to reduce the rate of or change the payment date of any interest payment on any debt security;

c)	to reduce the amount payable upon the redemption of any debt security in respect of an optional redemption, change the times at which any debt security may be redeemed or, once notice of redemption has been given, change the time at which it must thereupon be redeemed;

d)	to make any debt security payable in currency or at any place other than that stated in the relevant debt security;

e)	to impair the right of any holder of debt securities to institute suit for the enforcement of any payment on or with respect to any debt security; or

f)	to make any change in the percentage of the principal amount of the debt securities required for amendments or waivers.

It is not necessary for holders of the debt securities to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither Suzano nor any of its subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the debt securities unless such consideration is offered to be paid or agreed to be paid to all holders of the debt securities that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture (Section 9.01). Those types of changes include:

a)	to cure any ambiguity, defect or inconsistency in the applicable indenture with respect to the debt securities;

b)	to comply with the covenant described under the caption “—Certain Covenants—Consolidation, Merger or Sale of Substantially All Assets” with respect to the debt securities;

c)	to evidence and provide for the acceptance of an appointment by a successor trustee with respect to the debt securities;

d)	to provide for uncertificated debt securities in addition to or in place of Certificated debt securities;

e)	to provide for any guarantee of the debt securities, to secure the debt securities or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the debt securities when such release, termination or discharge is permitted by the indentures;

f)	to provide for or confirm the issuance of additional debt securities; or

g)	to make any other change that does not materially, adversely affect the rights of any holder of debt securities or to conform the indentures to this “Description of Debt Securities.”

Changes Requiring Majority Approval

Except as otherwise provided in “—Default and Remedies—Consequences of an Event of Default” or “Changes Requiring Each Holder’s Approval”, the indentures and the debt securities of a series may be amended with the written consent of the holders of a majority in principal amount of the outstanding debt securities of such series and the holders of a majority in principal amount of the outstanding debt securities of such series may waive future compliance with any provision of the indentures or the debt securities of such series. (Section 9.02)

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote or take other action under the applicable indenture, if we have deposited or set aside in trust money for their payment, repurchase or redemption. Debt securities will also not be eligible to vote or take other action under the applicable indenture if they have been defeased as described under “—Defeasance and Discharge.” Debt securities held by Suzano Austria, Suzano Netherlands or their affiliates are not considered outstanding. (Section 13.02)

We will generally be entitled to set any day as a record date for the purposes of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Suzano Austria or Suzano Netherlands, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days). (Section 1.04)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “—Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity. (Section 11.09)

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formula used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the debt securities to be redeemed will be determined in accordance with the applicable procedures of the depositary. (Section 11.03)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 10 days nor more than 60 days before the applicable redemption date. (Section 11.02)

Subject to any restrictions described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise specified in a board resolution or a prospectus supplement, each series of debt securities contained in one or more particular issues may be redeemed at the option of the Suzano Austria or Suzano Netherlands or their successors, in whole but not in part, at any time (except in the case of Securities that have a variable rate of interest, which may be redeemed on any interest payment date) at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the jurisdiction of Suzano Austria or Suzano Netherlands or their successor or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after the date specified for such series pursuant to the terms of the debt securities causing Suzano Austria or Suzano Netherlands or their successors to pay any Additional Amounts. (Section 11.08)

Payment of Additional Amounts

Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, Austria (in the case of Suzano Austria), the Netherlands (in the case of Suzano Netherlands) or any other jurisdiction or political subdivision thereof having power to tax in which Suzano Austria or Suzano Netherlands (or any successor to either of them), as applicable, is organized or from or through which a payment is made (a “Relevant Taxing Jurisdiction”), unless Suzano Austria or Suzano Netherlands, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Suzano Austria or Suzano Netherlands, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction (“Additional Amounts”). Notwithstanding the foregoing, no such Additional Amounts shall be payable:

a)	in respect of any taxes, duties, assessments or governmental charges that would not have been so withheld or deducted but for the existence of any present or former connection between the holder or beneficial owner of the debt securities (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a partnership, a limited liability company or a corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the debt securities or enforcement of rights and the receipt of payments with respect to the debt securities;

b)	in respect of debt securities presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of such debt securities would have been entitled to such Additional Amounts on surrender of such debt securities for payment on the last day of such period of 30 days;

c)	in respect of any taxes, duties, assessments or other governmental charges that would not have been so withheld or deducted but for the failure by the holder, the beneficial owner of the debt securities, or, in the case of amounts payable to the Trustee, the Trustee to (i) make a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled, or (ii) comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, if (1) compliance is required by the Relevant Taxing Jurisdiction, as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (2) Suzano Austria or Suzano Netherlands has given the holders or the Trustee, as applicable, notice that holders or the Trustee (as applicable) will be required to provide such certification, identification or other requirement; provided that, in no event shall such holder’s, beneficial owner’s, or Trustee’s requirement to make a valid and legal claim for exemption from or reduction of such taxes require such holder, beneficial owner or the Trustee to provide materially more onerous information, documents or other evidence than comparable reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as U.S. IRS Forms W-8 or W-9 or any comparable successor forms);

d)	in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge;

e)	in respect of any withholding or deduction that is imposed on the debt securities that is presented for payment, where presentation is required, by or on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting such debt securities to another paying agent;

f)	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the debt securities;

g)	in respect of any taxes payable under Section 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any regulations or other official guidance thereunder, or any agreement (including any intergovernmental agreement or any law implementing such governmental agreement) entered into in connection therewith;

h)	in respect of any withholding pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or

i)	in respect of any combination of the above. (Section 10.10)

In addition, no Additional Amounts shall be paid with respect to any payment on a debt security to a holder or beneficial owner who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or beneficial owner been the holder.

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay Additional Amounts. (Section 10.10)

For purposes of the above, “Relevant Date” means, with respect to any payment on a debt security, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which notice is given to the holders that the full amount has been received by the Trustee.

Any reference in this prospectus, any prospectus supplement, the indentures or the debt securities to principal, interest or any other amount payable in respect of the debt securities by Suzano Austria or Suzano Netherlands or the debt securities guarantees by the guarantor will be deemed also to refer to any Additional Amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 10.10)

Suzano Austria and Suzano Netherlands shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery or registration of each note or any other document or instrument referred to herein or therein except, in certain cases, for taxes, charges or similar levies resulting from certain registrations of transfer or exchange debt securities.

The foregoing obligation will survive termination or discharge of the indentures, payment of the debt securities and/or the resignation or removal of the Trustee or any agent hereunder.

Certain Covenants

Ranking

Unless otherwise specified in the applicable prospectus supplement, each of Suzano, Suzano Austria and Suzano Netherlands will ensure that its respective obligations under the indentures, the debt securities and the debt securities guarantees will at all times constitute general senior, unsecured and unsubordinated obligations of Suzano or Suzano Austria or Suzano Netherlands, ranking pari passu, without any preferences among themselves, with all of its other present and future unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law), except to the extent any such other Debt ranks above such obligations by reason of Liens permitted under the covenant described under “—Limitation on Liens.”

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Suzano will not, and will not permit any Subsidiary to, directly or indirectly, incur or permit to exist any Lien securing the payment of Debt on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the debt securities or the debt securities guarantees, as applicable, are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the debt securities or any debt securities guarantees, prior to) the obligations so secured for so long as such obligations are so secured.

Consolidation, Merger or Sale of Substantially All Assets

Unless otherwise specified in the applicable prospectus supplement, each of Suzano, Suzano Austria and Suzano Netherlands will covenant that it will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets (determined on a consolidated basis) to, any person, without the consent of the holders of a majority in aggregate principal amount of the debt securities outstanding under the applicable indenture, unless:

•	the person formed by such consolidation or into which Suzano, Suzano Austria and Suzano Netherlands, as the case may be, is merged into (if other than Suzano, Suzano Austria and Suzano Netherlands, as the case may be) or the person that acquires by conveyance, transfer or lease all or substantially all of the properties or assets of Suzano, Suzano Austria and Suzano Netherlands, as the case may be, which we refer to as the “successor person,” will expressly assume, by a supplemental indenture to the applicable indenture, all obligations of Suzano, Suzano Austria and Suzano Netherlands, as the case may be, under the applicable indenture and the debt securities or guarantee, as applicable, issued under that indenture;

•	immediately after giving effect to such transaction, no Event of Default with respect to any debt security issued under the applicable indenture will have occurred and be continuing; and

•	Suzano, Suzano Austria or Suzano Netherlands, as the case may be, has delivered to the trustee under the applicable indenture:

o	a certificate signed by an executive officer stating that such consolidation, merger, conveyance, transfer or lease complies with this covenant and that all relevant conditions precedent provided in the applicable indenture have been complied with; and

o	an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease complies with this covenant and that all relevant conditions precedent provided in the applicable indenture have been complied with.

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor person will succeed to, and be substituted for, and may exercise every right and power of, Suzano, Suzano Austria and Suzano Netherlands, as the case may be, under the debt securities with the same effect as if the successor person had been named as the issuer or guarantor, as applicable, of the debt securities issued under the applicable indenture. If a successor person is incorporated in or considered to be resident in a jurisdiction other than Brazil, Austria or the Netherlands (as applicable), such jurisdiction will be referred to as a “successor jurisdiction.” No successor person will have the right to redeem the debt securities unless Suzano, Suzano Austria and Suzano Netherlands, as applicable, would have been entitled to redeem the debt securities in similar circumstances. (Article 8)

If the conditions described above are satisfied, Suzano, Suzano Austria and Suzano Netherlands will not need to obtain the consent of the holders in order to merge or consolidate or convey or transfer all or substantially all of its properties and assets to any other person. Also, Suzano, Suzano Austria and Suzano Netherlands will not need to satisfy these conditions if they enter into other types of transactions, including the following:

•	any transaction in which Suzano, Suzano Austria or Suzano Netherlands acquires the stock or assets of another person;

•	any transaction that involves a change of control of Suzano, Suzano Austria or Suzano Netherlands, but in which Suzano, Suzano Austria or Suzano Netherlands do not merge or consolidate; and

•	any transaction in which Suzano, Suzano Austria or Suzano Netherlands sells or otherwise disposes of less than substantially all of its properties and assets.

Repurchase of Debt Securities upon a Change of Control

Unless otherwise specified in the applicable prospectus supplement, not later than 30 days following a Change of Control that results in a Rating Decline for any series of debt securities, Suzano Austria or Suzano Netherlands shall make an Offer to Purchase all outstanding debt securities of such series at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of debt securities subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of Suzano and its Subsidiaries which Suzano or Suzano Austria or Suzano Netherlands in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender debt securities pursuant to the offer.

A holder may tender all or any portion of its debt securities pursuant to an Offer to Purchase, subject to the minimum denomination requirement and the requirement that any portion of a debt security tendered must be in a multiple of U.S.$1,000 principal amount. Holders are entitled to withdraw debt securities tendered up to the close of business on the expiration date. On the purchase date, the purchase price will become due and payable on each debt securities accepted for purchase pursuant to the Offer to Purchase, and interest on debt securities purchased will cease to accrue on and after the purchase date provided that payment is made available on that date.

We will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws and regulations in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

We are only required to offer to repurchase the debt securities of a series in the event that a Change of Control results in a Rating Decline for such series. Consequently, if a Change of Control were to occur which does not result in a Rating Decline, Suzano Austria or Suzano Netherlands would not be required to offer to repurchase the debt securities of such series. In addition, neither Suzano Austria nor Suzano Netherlands will be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by Suzano Austria or Suzano Netherlands and purchases all debt securities of such series properly tendered and not withdrawn under the Offer to Purchase, or (2) notice of redemption for all outstanding debt securities of such series has been given pursuant to the indentures as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

Certain existing and/or future Debt of Suzano Austria or Suzano Netherlands may provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require Suzano Austria or Suzano Netherlands to purchase the debt securities could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Suzano Austria or Suzano Netherlands. In addition, any remittance of funds outside of Brazil to noteholders or the Trustee may require the consent of the Central Bank, which may not be granted. Our ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by Suzano Austria’s or Suzano Netherlands’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the debt securities.

Except as described above with respect to a Change of Control, the applicable indenture will not contain provisions that permit the holder of the debt securities to require that Suzano Austria or Suzano Netherlands purchase or redeem the debt securities in the event of a takeover, recapitalization or similar transaction.

The provisions under the applicable indentures relating to Suzano Austria’s or Suzano Netherlands’s obligation to make an offer to repurchase the debt securities as a result of a Change of Control may be waived or amended as described in “—Modification and Waiver.”

Substitution of the Issuer

Without the consent of any holders of debt securities (and, by purchasing any debt securities, each holder expressly consents to the provisions of this section), Suzano or any Wholly Owned Subsidiary of Suzano may, at any time and in Suzano’s sole discretion, replace Suzano Austria or Suzano Netherlands, as the case may be, as issuer and principal debtor in respect of any series of debt securities issued by Suzano Austria or Suzano Netherlands, provided that Suzano, the successor issuer (if a Wholly Owned Subsidiary of Suzano) and the trustee enter into a supplemental indenture under which (i) the successor issuer assumes all of the obligations of Suzano Austria or Suzano Netherlands, as the case may be, under such debt securities and, unless the successor issuer is Suzano, Suzano reaffirms that its existing guarantee remains in full force and effect, and (ii) the successor issuer agrees to a covenant in terms corresponding to the obligations of Suzano Austria or Suzano Netherlands, as the case may be, in respect of the payment of additional amounts as described under “— Payment of Additional Amounts” (but replacing references to Austria or the Netherlands with references to the jurisdiction of organization of the successor issuer, as applicable). The successor issuer will have the right to an effect the optional redemption for tax reasons as described above under “— Optional Tax Redemption” or provided for in the prospectus supplement.

Upon a substitution of Suzano Austria or Suzano Netherlands, as the case may be, as issuer as described hereunder, the successor issuer will succeed to, and may exercise every right and power of, Suzano Austria or Suzano Netherlands, as the case may be, under the relevant series of debt securities under the applicable indenture with the same effect as if such successor issuer had been named as the issuer under the applicable indenture and the debt securities, and Suzano Austria or Suzano Netherlands, as the case may be, will be released from its liability as obligor upon such debt securities. Any such substitution might be treated for U.S. federal income tax purposes as a deemed disposition of debt securities by a U.S. holder in exchange for new debt securities issued by the new obligor. As a result of this deemed disposition, a U.S. holder could be required to recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the issue price of the new debt securities (as determined for U.S. federal income tax purposes), and the U.S. holder’s tax basis in the debt securities. U.S. holders should consult their tax advisors concerning the U.S. federal income tax consequences to them of a change in obligor with respect to the debt securities. (Section 8.02)

Defeasance and Discharge

The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities.

Full Defeasance

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below (called “full defeasance”), if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and non-callable U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accounts, will generate enough cash without reinvestment to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law we may make the above deposit and a beneficial owner of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result thereof and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as if we did not make the deposit.

If we ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies;

•	to hold money for payment in trust; and

•	to indemnify the trustee according to the terms of the indenture.

Covenant Defeasance

We can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of any particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and non-callable U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent accountants, will generate enough cash without reinvestment to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under then current U.S. federal income tax law we may make the above deposit and a beneficial owner of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result thereof and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as if we did not make the deposit.

If we accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of those covenants being defeased and acceleration of the maturity of other debt, described later under “Events of Default”.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if any event of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Section 13.03)

Events of Default

Each indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:

a)         Failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal on any of the debt securities of that series on the date when due, which failure continues for a period of three days;

b)         Failure to comply with any of its other covenants or agreements in respect of the debt securities of that series or the applicable indenture (other than those referred in the item above) and such failure continues for a period of 60 days after Suzano, Suzano Austria or Suzano Netherlands, as applicable, receives a notice of default from the trustee acting at the written direction of holders of 25% of the principal amount of the outstanding debt securities of the affected series; or by the holders of 25% of the principal amount of the outstanding debt securities of the affected series;

c)         The maturity of any Debt of Suzano, Suzano Austria or Suzano Netherlands, as applicable, or any of the Significant Subsidiaries thereof in a total aggregate principal amount of US$125,000,000 or more is accelerated in accordance with the terms of that Debt, it being understood that prepayment or redemption by Suzano, Suzano Austria or Suzano Netherlands or any of the Significant Subsidiaries thereof, as applicable, of any Debt is not acceleration for this purpose;

d)         One or more final and non-appealable judgments or orders for the payment of money are rendered against Suzano, Suzano Austria or Suzano Netherlands, as applicable, or any of the Significant Subsidiaries thereof, and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final and non-appealable judgment or order that causes the aggregate amount for all such final and non-appealable judgments or orders outstanding and not paid or discharged against all such Persons to exceed US$125,000,000 or the equivalent thereof at the time of determination (in excess of amounts which any insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

e)         Proceedings are initiated against Suzano, Suzano Austria or Suzano Netherlands, as applicable, or any of the Significant Subsidiaries thereof under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, and any such proceeding is not dismissed or stayed within 60 days after the entering of such proceeding, or an administrator, receiver, administrador judicial, liquidator, custodian, trustee, manager, fiduciary, statutory manager, intervener or assignee for the benefit of creditors (or other similar official), excluding in any event a restructuring expert (herstructureringsdeskundige) or an observer (observator) in the case of Suzano Netherlands, is appointed to take possession or control of, or a distress, execution, attachment or sequestration or other process is levied, enforced upon, sued out or put in force against, all or any material part of the undertaking, property, assets or revenues of Suzano, Suzano Austria or Suzano Netherlands, as applicable, or any of the Significant Subsidiaries thereof and is not dismissed or stayed within 60 days;

f)         Suzano, Suzano Austria or Suzano Netherlands, as applicable, or any of the Significant Subsidiaries thereof commences voluntarily or consents to judicial, administrative or other proceedings relating to it under any applicable bankruptcy, reorganization, insolvency, moratorium or intervention law or law with similar effect, or under any other law for the relief of, or relating to, debtors, or makes or enters into any composition, recuperação judicial or extrajudicial or other similar arrangement with its creditors, or appoints or applies for the appointment of an administrator, receiver, administrador judicial, liquidator, custodian, trustee, manager, fiduciary, statutory manager, intervener or assignee for the benefit of creditors (or other similar official), excluding in any event a restructuring expert (herstructureringsdeskundige) or an observer (observator) in the case of Suzano Netherland, to take possession or control of the whole or any material part of its undertaking, property, assets or revenues, or takes any judicial, administrative or other similar proceeding under any law for a readjustment or deferment of its Debt or any part of it the Guarantee ceases to be in full force and effect, other than in accordance with the terms of the relevant indenture, or Suzano denies or disaffirms its obligations under the Guarantee; or

g)         The Guarantee ceases to be in full force and effect, other than in accordance with the terms of the relevant indenture, or Suzano denies or disaffirms its obligations under the Guarantee; or

h)         Any event occurs that under the laws of any relevant jurisdiction has substantially the same effect as any of the events referred to in any of items (e), (f) or (g) of this section.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

The Trustee will not be deemed to have notice of any Default or Event of Default (other than a payment default) unless a written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the particular Notes and the Indenture. (Section 6.03)

Remedies upon an Event of Default

If an event of default has occurred and has not been cured, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, or an equivalent proceeding under the applicable law, the principal amount of all the debt securities of that series will be automatically accelerated without any action by the trustee, any holder or any other person. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 5.02)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee satisfactory security or indemnity from expenses and liability. (Section 6.03) If satisfactory indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These same holders may also direct the trustee in performing any other action under the indenture. (Section 5.12)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer satisfactory indemnity or security to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity or security.

•	The holders of a majority in principal amount of all outstanding debt securities of the relevant series must not have given the trustee a direction during the sixty-day period that is inconsistent with the above notice. (Section 5.07)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date and if your debt security is convertible or exchangeable into another security to bring a lawsuit for the enforcement of your right to convert or exchange your debt security or to receive securities upon conversion or exchange. (Section 5.08)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. (Section 10.05)

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default and its consequences for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of securities. (Section 5.13)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Certain Defined Terms

“Capital Lease” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease or liability set forth on a balance sheet of such Person under Reporting GAAP. The stated maturity of such obligations shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligations shall be the capitalized amount that would appear on the balance sheet of such Person in accordance with Reporting GAAP. Notwithstanding the foregoing, whether or not the lease will be accounted for as a capital lease and the amount of any capital leases shall be determined without giving effect to IFRS 16.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing which would be shown as capital stock on the consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with Reporting GAAP but excluding any debt securities convertible into such equity.

“Change of Control” means the consummation of any transaction by which (i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than a person or group that includes any one or more of the Permitted Holders, becomes after the date hereof the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of Suzano or (ii) (x) the Permitted Holders cease to “beneficially own” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, collectively, at least 50% of the total voting power of the outstanding Voting Stock of Suzano, (y) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than a person or group that includes any one or more of the Permitted Holders, becomes after the date hereof the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of a greater percentage of the total voting power of the outstanding Voting Stock of Suzano than the percentage beneficially owned collectively by the Permitted Holders and (z) the Permitted Holders cease to have, directly or indirectly, the power to direct or cause the direction of the management and policies of Suzano or (iii) Suzano shall cease to own, directly or indirectly, at least a majority of the issued and outstanding shares of Voting Stock of Suzano Austria or Suzano Netherlands or shall cease to have the power, directly or indirectly, to direct or cause the direction of the management and policies of Suzano Austria or Suzano Netherlands.

“Consolidated Net Tangible Assets” means the total amount of assets of Suzano and its Subsidiaries on a consolidated basis, less current liabilities, less depreciation, amortization and depletion, less goodwill, trade names, trademarks, patents and other intangibles, calculated based on the most recent balance sheet for which internal financial statements are available, all calculated in accordance with Reporting GAAP and calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by Suzano and its Subsidiaries subsequent to such date and on or prior to the date of determination.

“Debt”

means, with respect to any Person, determined without duplication:

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person for the deferred purchase price of Property or services, excluding trade payables arising in the ordinary course of such Person’s business, but only if and for so long as such trade payables remain payable on customary trade terms;

(3)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(4)	all obligations, contingent or otherwise, of such Person in connection with any securitization of any receivables of such Person;

(5)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the borrower or the lender under such agreement in an event of default are limited to repossession or sale of such Property);

(6)	all Capital Lease Obligations and all obligations under “synthetic leases” of such Person;

(7)	all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade accounts payables to the extent not drawn upon or presented, or, if drawn upon or presented, to the extent the resulting obligation of the Person is paid within 10 Business Days;

(8)	all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person;

(9)	all net obligations of such Person in respect of any Hedging Agreements (but without regard to any notional principal amount relating thereto);

(10)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, all conditional sale obligations and all obligations of such person under any title retention agreement, excluding trade payables arising in the ordinary course of business;

(11)	all Debt of other Persons referred to in clauses (1) through (10) above that is guaranteed by such Person to the extent so guaranteed; and

(12)	all Debt of other Persons referred to in clauses (1) through (11) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on Property of such Person even though such Person has not assumed such Debt.

The amount of Debt of any Person will be deemed to be:

a)	with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

b)	with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

c)	with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

d)	with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

e)	otherwise, the outstanding principal amount thereof.

“Default” means an event or condition with respect to a series of Securities that, with the giving of notice, lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would become an Event of Default with respect to the Securities of such series if not cured or remedied.

“Hedging Agreement” means, with respect to any Person, any interest rate protection agreement, any currency or commodity swap, cap or collar agreement, any equity swap, any weather related derivative or any arrangement similar to any of the foregoing entered into by such Person providing for the transfer or mitigation of interest rate, currency, commodity price, equity risks, weather related risks or other risks either generally or under specific contingencies.

“Lien” means any mortgage, pledge, usufruct, fiduciary transfer (alienação fiduciária), charge, encumbrance, lien or other security interest, or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Material Subsidiary” means, as to any Person, any Subsidiary of such Person which, on any given date of determination, accounts for more than 15% of such Person’s total consolidated assets, as such total assets are set forth on the most recent consolidated financial statements of such Person prepared in accordance with Reporting GAAP.

“Permitted Holders” means (a) David Feffer, Daniel Feffer, Jorge Feffer and Ruben Feffer, as well as any of their respective heirs, or (b) an entity that is directly or indirectly controlled by one or more of the Persons listed in clause (a) above.

“Permitted Liens” means:

(1)	any Lien existing on the date of the applicable indenture;

(2)	any Lien on any property or assets (including Capital Stock of any person) securing Debt incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the date of the applicable indenture; provided that (a) the aggregate principal amount of Debt secured by the Liens will not exceed (but may be less than) 130% of the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (b) the Lien is incurred before, or within 365 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of Suzano or any of its Subsidiaries; and provided, further, that to the extent that the property or asset acquired is Capital Stock, the Lien also may encumber other property or assets of the person so acquired;

(3)	any Lien securing Debt incurred for the purpose of financing all or part of the cost of the acquisition, construction or development of a project; provided that the lenders of such Debt expressly agree to limit their recourse in respect of such Debt to assets (including Capital Stock of the project entity) and/or revenues of such project with an aggregate value of not more than the amount of such Debt; and provided, further, that the Lien is incurred before, or within 365 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of Suzano or any Subsidiary;

(4)	any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of), in whole or in part, any Lien referred to in items (1), (2), (3) above, and (6) and (7) below; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, except for any increase reflecting premiums, fees and expenses in connection with such extension, renewal or replacement;

(5)	any Lien existing on any property or assets of any person before that person’s acquisition (in whole or in part) by, merger into or consolidation with Suzano or any of its Subsidiaries after the date of the applicable indenture; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(6)	any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of Suzano or any of its Subsidiaries in the ordinary course of business;

(7)	any Liens granted to secure borrowings from, directly or indirectly, (a) Banco Nacional de Desenvolvimento Econômico e Social—BNDES (including borrowings from any Brazilian governmental bank with funds provided by Brazilian regional funds including Financiadora de Estudos e Projetos — FINEP, Fundo de Desenvolvimento do Nordeste — FDNE, Banco do Nordeste do Brasil and Fundo de Desenvolvimento do Centro Oeste — FCO), or any other Brazilian governmental development bank or credit agency or (b) any international or multilateral development bank or government-sponsored agency, export-import bank or official export-import credit insurer;

(8)	any pledge or deposit made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(9)	any deposit to secure appeal bonds, judicial deposits or other similar guarantees in proceedings being contested in good faith to which Suzano or any Subsidiary is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Suzano or any its Subsidiaries is a party or deposits for the payment of rent, in each case made in the ordinary course of business and for which adequate reserves have been made as required in accordance with Reporting GAAP;

(10)	any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers’, warehousemen’s and mechanics’ liens, statutory landlord’s liens, customary reservations or retentions of title easements, rights of way, defects, zoning restrictions and other similar charges or encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been made as required in accordance with Reporting GAAP;

(11)	any Lien or rights of set-off of any Person with respect to any Cash Equivalents on deposit account or securities account of Suzano or any of its Subsidiaries arising in the ordinary course of business in favor of the bank(s) or security intermediary(ies) with which such accounts are maintained, securing only amounts owing to such bank(s) with respect to cash management and operating account arrangements; provided that any Lien or rights of netting or set-off which arise from general banking conditions (algemene bankvoorwaarden) applicable to Suzano Netherlands shall at all times be permitted;

(12)	any Lien on (i) cash or cash equivalents or other securities securing Hedging Agreements or other similar transactions permitted in accordance with this Indenture or (ii) any right, title, interest and claim in, to and under, Hedging Agreements or other similar transactions permitted in accordance with this Indenture, or any proceeds thereof, to secure a given Debt, to the extent that the purpose of such Hedging Agreement is to mitigate risks related to such Debt;

(13)	any Lien securing taxes, assessments and other governmental charges or levies, in each case the payment of which is not yet due or is being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, have been established as required by Reporting GAAP;

(14)	any Liens on the receivables of Suzano or any of its Subsidiaries securing the obligations of such Person under any line of credit or working capital facility or other credit facility; provided that the aggregate amount of receivables securing Debt shall not exceed 80% of Suzano’s and its Subsidiaries’ aggregate outstanding receivables from time to time;

(15)	any encumbrance, security deposit or reserve maintained in the ordinary course of business and required by Applicable Law;

(16)	any Lien which arises pursuant to a final judgment(s) that do not constitute an Event of Default;

(17)	any Lien securing Debt or other obligations of a Subsidiary of Suzano, Suzano Austria or Suzano Netherlands owing to Suzano, Suzano Austria or Suzano Netherlands or a Subsidiary thereof;

(18)	any Lien on Property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary; provided that, such Liens may not (i) extend to any Property owned by such Person other than the Property so acquired, or (ii) have been incurred in connection with or in anticipation of such acquisition;

(19)	incurring a joint and several liability (including any netting or rights of set-off) as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes; and

(20)	in addition to the foregoing Liens set forth in clauses (1) through (19) above, Liens securing Debt of Suzano or any of its Subsidiaries which do not in aggregate principal amount, at any time of determination, exceed 20% of Suzano’s Consolidated Net Tangible Assets (the “General Liens Basket”).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other entity or any government or any agency or political subdivision thereof.

“Reporting GAAP” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board or any other accounting standard that the Company may adopt as its primary reporting accounting standard in its reports filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the debt securities is under publicly announced consideration for possible down grade by either Rating Agency) after the earlier of the date of public notice of a Change of Control and of the issuer’s intention or that of any Person to effect a Change of Control, (i) in the event the debt securities are assigned an Investment Grade rating by at least two of the Rating Agencies prior to such public notice, the rating of such debt securities by at least two of the Rating Agencies shall be below an Investment Grade Rating; or (ii) in the event such debt securities are not assigned an Investment Grade Rating by at least two of the Rating Agencies prior to such public notice, the rating of such debt securities by at least two of the Rating Agencies shall be decreased by one or more categories, provided that there shall be no Rating Decline to the extent such debt securities continue to have an Investment Grade Rating by at least one of the Ratings Agencies; provided that any such Rating Decline is expressly stated by the applicable Rating Agencies to have been the result of the Change of Control.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or a combination thereof).

“Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

“Wholly Owned Subsidiary” means, with respect to any corporate entity, any person of which 95% of the outstanding capital stock (other than qualifying shares, if any) having by the terms thereof ordinary voting power (not dependent on the happening of a contingency) to elect the Board of Directors (or equivalent controlling governing body) of such person is at the time owned or controlled directly or indirectly by such corporate entity, by one or more wholly-owned subsidiaries of such corporate entity or by such corporate entity and one or more wholly-owned subsidiaries thereof.

FORM OF SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.

We will issue the securities in global form. Securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global securities may be credited within DTC to Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) on behalf of the owners of such interests.

Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Securities

Interests in the global securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; banks and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the securities represented by a global security will be made by the issuer to the trustee and by the trustee (to the extent funded by the issuer) to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee, registrar, transfer agent or any paying agent have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Securities

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the securities.

In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by the depository.

For information concerning paying agents for any securities in certificated form, see “Description of Debt Securities—Payment and Paying Agents.”

Debt Securities Denominated in a Currency other than U.S. Dollars

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of debt securities denominated in a currency other than the U.S. dollar.

We will issue the debt securities as one or more global securities registered in the name of a common depositary for Euroclear and Clearstream. Investors may hold book-entry interests in the global securities through organizations that participate, directly or indirectly, in Euroclear or Clearstream. Book-entry interests in the debt securities and all transfers relating to the debt securities will be reflected in the book-entry records of Euroclear and Clearstream.

The distribution of the debt securities will be carried through Euroclear and Clearstream. Any secondary market trading of book-entry interests in the debt securities will take place through participants in Euroclear and Clearstream and will settle in same-day funds. Owners of book-entry interests in the debt securities will receive payments relating to their debt securities in U.S. dollars or such other currency in which the debt securities are denominated, as applicable. Euroclear and Clearstream have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Euroclear and Clearstream will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Euroclear or Clearstream or any of their direct or indirect participants. We do not supervise these systems in any way.

Euroclear and Clearstream and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of the Euroclear and Clearstream and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of debt securities.

This description of the clearing systems reflects our understanding of the rules and procedures of Euroclear and Clearstream as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Euroclear and Clearstream and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Euroclear and Clearstream

Clearstream has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Financial Services and Markets Authority (L’Autorité des Services et Marchés Financiers) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Euroclear or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Euroclear and Clearstream on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Brazil.

In addition, because of time zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear or Clearstream will credit payments to the cash accounts of participants in Euroclear or Clearstream in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Euroclear or Clearstream, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear or Clearstream participant only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Euroclear and Clearstream will occur in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream and Euroclear.”

Certificated Debt Securities

We will issue debt securities to you in certificated registered form only if:

•	Euroclear or Clearstream is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the debt securities.

If any of these three events occurs, the trustee will reissue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a properly completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the paying agent in New York City.

Unless and until we issue the debt securities in fully-certificated, registered form,

•	you will not be entitled to receive a certificate representing our interest in the debt securities;

•	all references in this prospectus or any prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•	all references in this prospectus or in any prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the debt securities, for distribution to you in accordance with its policies and procedures.

DESCRIPTION OF THE GUARANTEES

Suzano fully, unconditionally and irrevocably guarantees the debt securities issued by Suzano Austria or Suzano Netherlands, both being Wholly Owned Subsidiaries of Suzano, and all obligations due under the related indentures. The following description summarizes the general terms and provisions of the guarantee that is provided by Suzano in the Suzano Austria indenture and the Suzano Netherlands indenture. You should read the more detailed provisions of the Suzano Austria indenture and the Suzano Netherlands indenture, including the defined terms, for provisions that may be important to you. This summary is subject to, and qualified in its entirety by reference to, the provisions of the Suzano Austria indenture and the Suzano Netherlands indenture.

Pursuant to the Suzano Austria indenture and the Suzano Netherlands indenture, Suzano has fully, irrevocably and unconditionally agreed, from time to time upon the receipt of notice from the trustee that Suzano Austria and/or Suzano Netherlands, as the case may be, has failed to make the required payments under a series of debt securities and the Suzano Austria indenture and/or the Suzano Netherlands indenture, as the case may be, to make any required payment, whether of principal, interest or any other amounts. The amount to be paid by Suzano under the each of the guarantees will be an amount equal to the amount of the payment Suzano Austria or Suzano Netherlands, as applicable, fails to make.

The obligations of Suzano under each of the guarantees will rank:

•	equal in right of payment to all other existing and future senior unsecured debt of Suzano subject to certain statutory preferences under applicable law, including labor and tax claims; and

•	senior in right of payment to Suzano’s subordinated debt (Article 12 of the Suzano Austria indenture and the Suzano Netherlands indenture).

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

We may sell the securities from time to time in their initial offering as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting(which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York law; Mr. Walner Alves Cunha Junior, Suzano’s general counsel, will provide an opinion regarding the authorization of the guarantees of Suzano under Brazilian law; Weber Harrer Rechtsanwälte GmbH & Co KG, special Austrian counsel to Suzano, will provide an opinion regarding the authorization of the debt securities of Suzano Austria under Austrian law; and Linklaters LLP, special Dutch counsel to Suzano Netherlands, will provide an opinion regarding the authorization of the debt securities of Suzano Netherlands under Dutch law.

ENFORCEABILITY OF CIVIL LIABILITIES

Brazil

All, or substantially all, of Suzano’s directors and officers and certain advisors named herein reside outside the United States. As a result, it may not be possible, or it may be difficult, for you to effect service of process upon us or these other persons within the United States, or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our internal Brazilian general counsel that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised us that a judgment obtained outside Brazil against Suzano or the persons described above would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a sum certain of money rendered by any such court, provided that such judgment has been previously recognized by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça), or “STJ”. In order to be recognized by the STJ, a foreign judgment must meet the following conditions:

•	it must comply with all formalities necessary for its enforcement under the laws of the jurisdiction where it was rendered;

•	it must have been issued by a competent court after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of the parties’ absence (revelia) has been given, in accordance with applicable law;

•	it must be final and therefore not be subject to appeal;

•	it must be effective under the laws of the country where the foreign judgment is granted;

•	it must not be contrary to Brazilian national sovereignty, or public policy or good morals or violate human dignity;

•	it must not violate a final and unappealable decision issued by a Brazilian court;

•	it must not violate the exclusive jurisdiction of the Brazilian courts; and

•	it must be (i) duly authenticated by a Brazilian consulate in the United States or (ii) if the place of signing is a contracting state to the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961, apostilled, and, in either case, must be accompanied by a sworn translation into Portuguese, unless an exemption is provided by an international treaty to which Brazil is a signatory.

The recognition process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that recognition would be obtained, that the recognition process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment, including for violation of the securities laws of countries other than Brazil, including the federal securities laws of the United States.

Austria

Suzano Austria is a limited liability company incorporated under the laws of the Republic of Austria and has its corporate seat in Vienna, Austria. All of Suzano Austria’s assets are located outside the United States and all of Suzano Austria’s directors reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Suzano Austria, or upon such non-United States residing persons. Any civil liabilities based on the securities laws of the United States may not be enforceable in Austria against Suzano Austria or any director residing outside the United States, either in an original action or in action to enforce a judgement obtained in U.S. courts.

In the terms and conditions of the securities, Suzano Austria has (1) agreed that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, The City of New York, will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the securities and, for such purposes, will irrevocably submit to the non-exclusive jurisdiction of such courts and (2) named an agent for service of process in the Borough of Manhattan, The City of New York. See “Description of the Debt Securities.”

The United States and Austria do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for payment of money rendered by the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, the City of New York, based on civil liability, whether or not predicated solely upon U.S. federal securities laws, or any other court in the United States may not be enforceable, either in whole or in part, in Austria.

However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in Austria, such party may submit to the Austrian court the final judgment rendered in the United States. Under such circumstances, a judgment by a federal or state court of the United States against Suzano Austria or its managing directors will be regarded by an Austrian court only as evidence of the outcome of the dispute to which such judgment relates, and an Austrian court may choose to re-hear the dispute. In addition, awards of punitive damages in actions brought in the United States or elsewhere are unenforceable in Austria.

The Netherlands

Suzano Netherlands is a private company with limited liability incorporated under the laws of the Netherlands and has its corporate seat in Amsterdam, the Netherlands. All of Suzano Netherlands’s assets are located outside the United States and all of Suzano Netherlands’s directors reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Suzano Netherlands, or upon such non-United States residing persons. Any civil liabilities based on the securities laws of the United States may not be enforceable in the Netherlands against Suzano Netherlands or any director residing outside the United States, either in an original action or in action to enforce a judgement obtained in U.S. courts.

In the terms and conditions of the securities, Suzano Netherlands has (1) agreed that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, The City of New York, will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the securities and, for such purposes, will irrevocably submit to the non-exclusive jurisdiction of such courts and (2) named an agent for service of process in the Borough of Manhattan, The City of New York. See “Description of the Debt Securities.”

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than in arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by any court in the United States, whether or not predicated solely upon U.S. securities laws, would not be enforceable in the Netherlands. However, if a person has obtained a final and conclusive judgment for the payment of money rendered against Suzano Netherlands by the foreign court which is enforceable in the United States of America (the "foreign judgment"), and files his claim with the competent Dutch court, the Dutch court will generally give binding effect to the foreign judgment insofar as it finds that the jurisdiction of the foreign court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, and unless the foreign judgment contravenes Dutch public policy or is incompatible with a judgment rendered between the same parties by a Dutch court or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands.

Subject to the foregoing and provided that service of process occurs in accordance with applicable treaties, investors may be able to enforce in the Netherlands, judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that such judgments will be enforceable. In addition, it is doubtful whether a Dutch court would accept jurisdiction and impose civil liability in an original action commenced in the Netherlands and predicated solely upon U.S. federal securities laws.

Any enforcement of agreements governed by foreign law and any foreign judgments in the Netherlands will be subject to the rules of Dutch civil procedure. Judgments may be rendered in a foreign currency, but enforcement is executed in euro at the applicable rate of exchange. Enforcement of obligations in the Netherlands will be subject to the nature of the remedies available in the courts of the Netherlands. Under certain circumstances, a Dutch court has the power to stay proceedings (aanhouden) or to declare that it has no jurisdiction, if concurrent proceedings are being brought elsewhere.

A Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses and damages.

LIMITATIONS BY AUSTRIAN CAPITAL MAINTENANCE RULES AND CERTAIN INSOLVENCY LAW CONSIDERATIONS

Austrian Capital Maintenance Rules

The issue and sale of debt securities by Suzano Austria (the “Austrian Debt Securities”) may be subject to Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian corporate law, in particular Section 82 of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung or GmbHG), if Suzano Austria transfers the net proceeds from the sale of Austrian Debt Securities to Suzano S.A. or any of its affiliates, in particular to repay Suzano S.A.’s or any other group company’s indebtedness (except for downstream payments).

The GmbHG prohibits an Austrian limited liability company from returning equity to its shareholders (Verbot der Einlagenrückgewähr) in circumstances other than as a distribution of balance sheet profits (if, to the extent and as long as available for distribution under Austrian law), by a reduction of share capital or as liquidation surplus on liquidation of that corporation. The provisions on the prohibition to repay capital also cover benefits granted by an Austrian limited liability company to its direct or indirect shareholders or other members of the group of companies (side-stream or upstream) where no “adequate consideration” is received in return or no special corporate benefit of the company from such transaction exists. An adequate consideration must, as a minimum standard, not be less than a comparable consideration, which would have been received by an unrelated third party granting such benefit. Any agreement between an Austrian limited liability company and its shareholder and/or any third party granting an advantage to the shareholder which would not, or not in the same way, have been granted for the benefit of an unrelated third party or which does not provide for a special corporate benefit of the company is void and may not be entered into by such company.

Austrian courts have broadly interpreted the mandatory principle of Austrian law prohibiting the return of equity from a limited liability company to its shareholder. The prohibition also encompasses cases where a limited liability company incurs indebtedness for the benefit of its direct or indirect shareholder (or for the benefit of another member of the group controlled by its direct or indirect shareholder) without an adequate consideration or a special corporate benefit for the company and in cases where doubts exist towards the reliability and solvency of the borrower (i.e. the shareholder) which could give reason to believe that potential recourse claims against the shareholder might fail.

Accordingly, net proceeds from the issue and sale of Austrian Debt Securities by Suzano Austria used for the repayment of indebtedness of entities other than Suzano Austria have to be assessed on the basis of such limitations imposed by Austrian law.

Although third parties are not normally addressees of the prohibition to return equity, any transaction contravening Austrian capital maintenance rules would nevertheless be regarded void vis à vis the third party if such third party knew or should have known that such transaction was processed in violation of the grantor’s capital maintenance obligations. Details of the principle of forbidden return of equity to the shareholder are, however, highly controversial. Moreover, Austrian capital maintenance rules are subject to ongoing court decisions, which are generally made on a case-by-case basis in light of the specific facts of the relevant case, and it cannot be ruled out that future court rulings may not further limit the access of creditors and/or shareholders to assets of subsidiaries constituted in the form of a corporation.

Austrian Insolvency Law

Suzano Austria is incorporated under the laws of Austria; thus, a rebuttable presumption exists that such entity also has its respective “centre of main interests” in Austria. In the event of an insolvency of a company having its “centre of main interests” in Austria, insolvency proceedings may be initiated in Austria. Such proceedings will be governed by Austrian law (for example, if the “centre of main interests” of such company is within Austria or if such company has an “establishment” in the territory of Austria or, where the E.U. Insolvency Regulation (Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings(recast) (the “E.U. Insolvency Regulation”)) does not apply, if such company has assets in Austria). Under certain circumstances, insolvency proceedings may also be opened in Austria in accordance with Austrian law with respect to the assets of companies that are not organized under Austrian law.

The following is a brief description of certain aspects of Austrian insolvency law. The law relating to insolvency is regulated by the Austrian Insolvency Act (Insolvenzordnung) (the “AIA”).

Insolvency proceedings (Insolvenzverfahren) are opened by a court in the event that the debtor is insolvent (zahlungsunfähig) (i.e., unable to pay its debts as and when they fall due) or over-indebted within the meaning of the AIA (überschuldet) (i.e., its liabilities exceed the value of its assets (evaluated on the basis of its estimated liquidation value) in combination with a negative prognosis on its ability to continue as a going concern (negative Fortbestehensprognose)). Under Austrian law, insolvency proceedings may be initiated either by the (insolvent) company or a creditor by filing an application to that effect with a court of competent jurisdiction. If the requirements for the opening of insolvency proceedings are met (insolvency or over-indebtedness), the (insolvent) company must apply for the opening of insolvency proceedings without undue delay, but no later than sixty days after the occurrence of insolvency. If insolvency proceedings are initiated upon a creditor’s request, such creditor will have to show that the debtor is insolvent or over indebted. In the event that the debtor is at imminent risk of being unable to pay its debts as and when they fall due (drohende Zahlungsunfähigkeit), insolvency proceedings may be initiated only upon the debtor’s request.

If the debtor has submitted, together with its application requesting the opening of insolvency proceedings, an application for the commencement of restructuring proceedings (Sanierungsverfahren), the court may order the opening of either (i) insolvency proceedings or (ii) restructuring proceedings. The legal provisions regulating restructuring proceedings do not apply to insolvency proceedings.

If it is the debtor that has applied for the initiation of insolvency proceedings and has submitted to the court a restructuring plan (Sanierungsplan) that offers a recovery rate of at least 20% payable to the unsecured creditors over a maximum period of two years, from the date of adoption of the restructuring plan any proceedings so initiated by the court will be in the form of restructuring proceedings. A debtor may also submit a restructuring plan in the course of insolvency proceedings that are already in progress whereupon such proceedings will continue as restructuring proceedings. For the debtor’s restructuring plan to be approved by the court it must meet certain criteria specified by law.

The purpose of a restructuring plan is to enable a debtor to be released from a portion of its debts (not to exceed 80% of the aggregate amount thereof) and to continue its business operations. A restructuring plan has to be approved by a “qualified majority” of the debtor’s unsecured creditors. A “qualified majority” refers to a majority of the debtor’s unsecured creditors present at the respective court hearing, provided that such majority represents more than 50% of the aggregate amount of all claims of the unsecured creditors being present at such hearing. Once the debtor has complied with the terms of a restructuring plan that was duly approved by the creditors and confirmed by the court, it will be released from its remaining outstanding unsecured debts. Unsecured creditors whose claims under the restructuring plan have not been satisfied in accordance with the plan’s terms may enforce their individual claims against the debtor, in which case the restructuring proceedings will be continued as insolvency proceedings.

If the restructuring proceedings have been initiated and the debtor has submitted a restructuring plan that offers a recovery rate of at least 30% to the unsecured creditors over a maximum two-year period after the approval of such restructuring plan, the debtor qualifies for self-administration (Sanierungsverfahren mit Eigenverwaltung).

Unless the debtor qualifies for self-administration, it is not allowed as of the date of the opening of the insolvency or the restructuring proceedings, as the case may be, to dispose of the assets belonging to the insolvency estate (Insolvenzmasse). The opening of insolvency proceedings takes effect on the day following the publication of the court’s order opening such proceedings in the official online database of Austrian insolvencies (www.edikte.justiz.gv.at). After the opening of insolvency proceedings, transactions of the debtor with respect to assets belonging to the insolvency estate have no effect against the creditors of the insolvency estate.

Upon its decision to open the insolvency proceedings, the court will appoint an insolvency administrator (Insolvenzverwalter) and may, depending on the nature and the size of the debtor’s business (either ex officio or upon the request of the creditors’ meeting (Gläubigerversammlung)), appoint a creditors’ committee (Gläubigerausschuss) charged with monitoring and assisting the insolvency administrator in the discharge of its duties. After the opening of insolvency proceedings (and unless the debtor qualifies for self-administration), only the insolvency administrator is entitled to act on behalf of the insolvency estate.

Under Austrian law, an insolvency administrator’s role is to continue the debtor’s business with a view to enabling a potential reorganization of such business either by implementing the debtor’s restructuring plan or by a sale of the debtor’s assets. If neither a restructuring plan nor a sale of the debtor’s business is possible, the insolvency administrator will discontinue the debtor’s business operations. As a result of the ensuing insolvency proceedings, the debtor’s assets will be liquidated and the proceeds realized thereby will be distributed to the debtor’s creditors, with the debtor remaining liable for any portion of its debts not satisfied by such proceeds.

If the debtor qualifies for self-administration, the court will proceed with the appointment of a restructuring administrator (Sanierungsverwalter) to monitor the activities of the debtor. In such case, certain transactions are either subject to the restructuring administrator’s approval or may be performed only by the restructuring administrator.

Creditors (Insolvenzgläubiger) wishing to assert their claims against the debtor must participate in the insolvency proceedings and file their claim with the competent court within the time period set out in the court order opening the insolvency proceedings. At the respective examination hearing (Prüfungstagsatzung), the insolvency administrator has to declare whether it acknowledges or contests each of the claims filed with the court. If the insolvency administrator acknowledges a creditor’s claim, such creditor will be entitled to participate in the insolvency proceedings and the pro rata distribution to unsecured creditors that will follow. If a creditor’s claim is contested by the insolvency administrator, the creditor will have to seek enforcement of its claim in civil proceedings and only then participate in the insolvency proceedings.

Claims of unsecured creditors which were created before the opening of the insolvency proceedings rank pari passu among themselves. Certain claims which lawfully arose against the insolvency estate after the opening of the insolvency proceedings (privileged claims (Masseforderungen)) enjoy priority in insolvency proceedings. This includes all taxes, fees, tariffs, social security contributions and any other public assessment concerning the insolvency estate if and to the extent that the facts and circumstances triggering any such obligation are established during the insolvency proceeding.

Claims which are secured by collateral, such as a mortgage, a pledge over bank accounts or shares, an assignment of receivables for security purposes or a security transfer of moveable assets (preferential claims (Absonderungsrechte)), are entitled to preferential payment in the distribution of the proceeds resulting from the realization of the charged asset. Creditors who have a right to preferential treatment may participate in the pro rata distribution to the unsecured creditors only to the extent that the proceeds from the realization of the assets charged to them did not cover their claims or if they have waived their right to preferential treatment. Secured creditors do not have a voting right with respect to the approval of the restructuring plan to the extent their claim is covered by security. Claims relating to the payment of taxes, social security contributions and employee compensation are not, as such, privileged or preferential claims under Austrian law.

The costs of the insolvency proceedings and certain liabilities accrued during such proceedings constitute privileged claims (Masseforderungen) and rank senior to all other insolvency claims (Insolvenzforderungen). Claims of creditors with a right of segregation of assets (Aussonderungsberechtigte), such as creditors with a retention of title or trustees, remain unaffected by the opening of insolvency proceedings.

Once insolvency proceedings have been opened it is no longer possible to obtain an execution lien with respect to assets belonging to the insolvency estate. All execution proceedings against the debtor are subject to an automatic stay during the duration of the insolvency proceeding (Vollstreckungssperre). Execution liens obtained within the last 60 days prior to the opening of insolvency proceedings expire upon the opening of such insolvency proceedings.

An Austrian court may appoint a trustee (Kurator) for the Austrian Debt Securities issued by Suzano Austria to exercise the rights and represent the interests of holders of Austrian Debt Securities on their behalf in which case the ability of holders of Austrian Debt Securities to pursue their rights under the Austrian Debt Securities individually may be significantly limited. Pursuant to the Austrian Notes Trustee Act (Kuratorengesetz), a trustee may be appointed upon the request of any interested party (e.g. a holder of the Notes) or upon the initiative of the competent court, for the purposes of representing the common interests of the holders in matters concerning their collective rights. In particular, this may occur if insolvency proceedings are initiated against Suzano Austria, in connection with any amendments to the terms and conditions of the Austrian Debt Securities or changes relating to Suzano Austria, or under other similar circumstances, including also restructuring scenarios. If a trustee is appointed, the trustee will exercise the collective rights and represent the interests of all of the holders of Austrian Debt Securities and will be entitled to make statements on their behalf which shall be binding on all holders. Where a trustee represents the interests and exercises the rights of holders, this may conflict with or otherwise adversely affect the interests of individual or all holders. Investors should note that a trustee will not be subject to any instructions given by single holders of Austrian Debt Securities or the holders’ meeting and that the trustee is obliged to act in the best interest of all holders, not taking into account particular interests of certain holders or groups of holders.

Dutch Insolvency Law

Suzano Netherlands is incorporated under the laws of the Netherlands. Accordingly, where Suzano Netherlands has its “centre of main interests” or an “establishment in the Netherlands”, it may be subject to Dutch insolvency proceedings. In the event it was determined that Suzano Netherlands has its “centre of main interest” outside of the European Union, Suzano Netherlands may still be subjected to insolvency proceedings in the Netherlands due to the fact that the E.U. Insolvency Regulation would not apply. In that event, Dutch courts can claim jurisdiction based on the Dutch Bankruptcy Act (Faillissementswet) because Suzano Netherlands has its statutory seat in the Netherlands. Under certain circumstances, bankruptcy proceedings may also be opened in the Netherlands in accordance with Dutch law over the assets of companies that are not established under Dutch law.

Dutch insolvency law differs from insolvency proceedings in the United States and other jurisdictions and may make it more difficult for holders of debt securities issued and sold by Suzano Netherlands (the “Dutch Debt Securities”) to recover the amount they would normally expect to recover in a liquidation or bankruptcy proceeding in the United States or another jurisdiction. The following is a brief description of certain aspects of Dutch insolvency law.

There are two applicable corporate insolvency regimes under Dutch law: the first, suspension of payments (surseance van betaling), is intended to facilitate the reorganization of a debtor’s indebtedness and enable the debtor to continue as a going concern. The second, bankruptcy (faillissement), is primarily designed to liquidate and distribute the debtor’s assets to its creditors. In addition, the Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord) (the “WHOA”) allows a debtor to offer a composition outside of formal insolvency proceedings such as suspension of payments or bankruptcy. Both insolvency regimes and the WHOA are set forth in the Dutch Bankruptcy Act. In practice, a suspension of payments often results in bankruptcy. A general description of the principles of the regimes is set out below.

Under Dutch law secured creditors (and in case of suspension of payment also preferential creditors (including tax and social security authorities)) may enforce their rights against assets of the company to satisfy their claims as if there were no insolvency proceedings. A recovery under Dutch law could, therefore, involve a sale of assets that does not reflect the going concern value of the debtor. However, the court may order a “cooling down period” (afkoelingsperiode) for a maximum period of four months during which enforcement actions by secured or preferential creditors are barred.

Any pending executions of judgments against Suzano Netherlands would be suspended by operation of law when suspension of payments is granted and would be terminated by operation of law when bankruptcy is declared. In addition, any attachment by holder of Dutch Debt Securities on its assets will cease to have effect upon the suspension of payments having become definitive, a composition having been ratified by the court or the declaration of bankruptcy (as the case may be) subject to the ability of the court to set an earlier date for such termination. Litigation pending on the date of the bankruptcy order is automatically stayed. Under Dutch law, bankruptcy and moratorium of payment generally take effect at 00.00 a.m. on the day of the judgment of the bankruptcy or the moratorium of payments.

In a suspension of payments or a bankruptcy, a composition (akkoord) may be offered to creditors (including holders of Dutch Debt Securities). A composition will be binding on all unsecured and non-preferential creditors (including holders of Dutch Debt Securities) if it is (i) approved by a simple majority of the creditors being present or represented at the creditors' meeting, representing at least fifty per cent. of the amount of the claims that are admitted for voting purposes, and (ii) subsequently ratified (gehomologeerd) by the competent Dutch court. Consequently, Dutch insolvency laws could preclude or inhibit the ability of the holders of Dutch Debt Securities to effect a restructuring and could reduce the recovery of such holder in Duch suspension of payments proceedings or bankruptcy. Interest accruing after the date on which a moratorium or bankruptcy is granted cannot be claimed in a composition.

The existence, value and ranking of any claims submitted by holders of debt securities may be challenged in Dutch insolvency proceedings. Generally, in a creditors’ meeting (verificatievergadering), the receiver (curator) in bankruptcy, the administrator (bewindvoerder) in suspension of payment proceedings, the insolvent debtor and all verified creditors may dispute the verification of claims of other creditors. Creditors whose claims or value thereof are disputed in the creditors’ meeting may be referred to separate court proceedings (renvooiprocedure) in bankruptcy proceedings, while in suspension of payment proceedings the competent court will decide how a disputed claim will be treated for voting purposes. These situations could cause a holder of Dutch Debt Securities to recover less than the principal amount of their claim. Renvooi procedures could also cause payments to holders of Dutch Debt Securities be delayed compared to holders of undisputed claims.

The Dutch Bankruptcy Act does not in itself recognize the concept of classes of creditors. Remaining amounts, if any, after satisfaction of the secured and the preferential creditors are distributed among the unsecured non-preferential creditors, who will be satisfied on a pro-rata basis. Contractual subordination may to a certain extent be given effect in Dutch insolvency proceedings with the actual effect largely depending on the way such subordination is construed.

With the entry into force of the WHOA on January 1, 2021, debtors now have the possibility to offer a composition outside of formal insolvency proceedings. Under the WHOA, a composition can be offered to (secured) creditors as well as shareholders by the debtor or by a court-appointed restructuring expert. Upon confirmation by the court, such composition is binding on the creditors and shareholders to whom it has been offered and affects their rights.

The WHOA provides, inter alia, for cross class cramdown, the restructuring of group company obligations through either one or more aligned proceedings, the termination of onerous contracts with deactivation of ipso facto, and supporting court measures. A composition plan under the WHOA can extend to claims against entities that are not incorporated under Dutch law and/or are residing outside the Netherlands.

Under the WHOA, voting on a composition plan is done in classes. Approval by a class requires a decision adopted with a majority of two third of the claims of that class that have voted on the plan or, in the case of a class of shareholders, two thirds of the shares of that class that have voted on the plan. The WHOA provides for the possibility for a composition plan to be binding on a non-consenting class (cross class cramdown). Under the WHOA, the court will confirm a composition plan if at least one class of creditors (other than a class of shareholders) that can be expected to receive a distribution in case of a bankruptcy of the debtor approves the plan, unless there is a statutory ground for refusal. The court can, inter alia, refuse confirmation of a composition plan on the basis of (i) a request by an affected creditor of a consenting class if the value of the distribution that such creditor receives under the plan is lower than the distribution it can be expected to receive in case of a bankruptcy of the debtor or (ii) a request of an affected creditor of a non-consenting class, if the plan provides for a distribution of value that deviates from the statutory or contractual ranking and priority to the detriment of that class.

Under the WHOA, the court may grant a stay on enforcement of a maximum of four months, with a possible extension of four months. During such period, inter alia, all enforcement action against the assets of (or in the possession of) the debtor is suspended, including action to enforce security over the assets of the debtor. Accordingly, during such stay a pledgee of claims may not collect nor notify the debtors of such pledged claims of its rights of pledge.

DATA PROTECTION PRIVACY NOTICE

Data Protection in Austria

The General Data Protection Regulation (EU) 2016/679 (“GDPR”) regulates data protection and privacy for all individual citizens of the European Union (EU) and the European Economic Area (EEA). It addresses the transfer of personal data outside the EU and EEA areas. The GDPR aims primarily to give control to individuals over their personal data and to simplify the regulatory environment for international business within the EU. The regulation contains provisions and requirements related to the processing of personal data of individuals (formally called “data subjects” in the GDPR) inside the EEA, and applies to any enterprise established in the EEA or — regardless of its location and the data subjects' citizenship — that is processing the personal information of data subjects inside the EEA.

In defined situations under this prospectus, Suzano Austria may come into the position to collect data from holders, including EU residents. Before collecting such data, Suzano Austria shall have put in place appropriate technical and organizational measures to implement the data protection principles. Business processes that handle personal data must be designed and built with consideration of the principles and provide safeguards to protect data (for example, using pseudonymization or full anonymization where appropriate), and use the highest-possible privacy settings by default, so that the datasets are not publicly available without explicit, informed consent, and cannot be used to identify a subject without additional information (which must be stored separately). No personal data may be processed unless this processing is done under a lawful basis specified by the GDPR. Suzano Austria, in advance, shall clearly disclose the fact of any data collection, declare the lawful basis and purpose for data processing, and state how long data is being retained and whether data is shared with third parties or outside of the EEA. Holders will have the right to request a portable copy of the data collected by a Suzano Austria in a common format, and the right to have their data erased under certain circumstances. Among others, Suzano Austria may be required to employ a data protection officer (DPO) who is responsible for managing compliance with the GDPR.

SUZANO NETHERLANDS B.V.

US$                  % Global Notes due

UNCONDITIONALLY GUARANTEED BY

Suzano S.A.

_________

PROSPECTUS SUPPLEMENT

_________

Global Coordinators and Joint Bookrunners

BNP PARIBAS	BofA Securities	Itaú BBA	J.P. Morgan	Mizuho	Rabo Securities

Joint Bookrunners

Credit Agricole CIB	Goldman Sachs & Co. LLC	HSBC	MUFG	SAFRA

Santander	Scotiabank	SMBC Nikko	UBS Investment Bank

           , 2025